UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 23, 2023

Near Intelligence, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-39843	85-3187857
(State or other Jurisdiction of Incorporation Or Organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

100 W Walnut St., Suite A-4

Pasadena, California 91124

(Address of principal executive offices, including Zip Code)

(628) 889-7680

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e 4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, par value $0.0001 per share	NIR	The Nasdaq Global Market
Warrants, each exercisable for one share of Common Stock for $11.50 per share	NIRWW	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Introductory Note

As previously disclosed, on May 18, 2022, KludeIn I Acquisition Corp., a Delaware corporation (“KludeIn”), entered into an Agreement and Plan of Merger (as amended on November 3, 2022, December 23, 2022 and January 17, 2023, the “Merger Agreement”) with Paas Merger Sub 1 Inc., a Delaware corporation and wholly owned subsidiary of KludeIn (“Merger Sub 1”), Paas Merger Sub 2 LLC, a Delaware limited liability company and wholly owned subsidiary of KludeIn (“Merger Sub 2”), and Near Intelligence Holdings Inc., a Delaware corporation (“Near Holdings”).

On March 23, 2023 (the “Closing Date”), pursuant to the Merger Agreement, subject to the terms and conditions set forth therein, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, (i) Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving the merger as a wholly owned subsidiary of KludeIn (the “First Merger”) and (ii) immediately following the First Merger, Near Holdings, as the surviving entity of the First Merger, merged with and into Merger Sub 2, with Merger Sub 2 being the surviving entity (the “Second Merger” and, together with the First Merger, the “Mergers”). We refer to the Mergers and the other transactions described in the Merger Agreement collectively herein as the “Business Combination”.

Prior to the effective time of the First Merger (the “First Effective Time”), Near Pte. Ltd., a Singapore corporation (“N Sing”), distributed the capital stock of Near Holdings received by it pursuant to the contribution arrangement between N Sing and Near Holdings, such that all of the shareholders of N Sing constituted and became the sole stockholders of Near Holdings and the capital stock and ownership structure of Near Holdings reflected the share capital and ownership structure of N Sing on a 1,000:1 basis as provided in the aforementioned contribution arrangement at the time of such distribution (the “Reorganization”).

At the First Effective Time, (i) each share of Near Holdings capital stock outstanding as of immediately prior to the First Effective Time was converted into a right to receive a number of shares of KludeIn Class A Common Stock determined on the basis of a conversion ratio (the “Conversion Ratio”) of approximately 107.660 as of the Closing Date, (ii) each outstanding Near Holdings restricted stock unit (whether vested or unvested) was assumed by KludeIn and converted into a restricted stock unit for KludeIn Class A Common Stock (each, an “Assumed RSU”) issued under the Equity Incentive Plan (as defined below), such Assumed RSUs continuing to have and be subject to substantially the same terms and conditions as were applicable to such RSUs under the Near Holdings 2022 Employee Restricted Stock Unit Plan, and (iii) each outstanding warrant to purchase Near Holdings capital stock was assumed by KludeIn and converted into a corresponding warrant to purchase shares of KludeIn Class A Common Stock (each, an “Assumed Warrant”), such Assumed Warrants continuing to have and be subject to substantially the same terms and conditions as were applicable to such warrants immediately prior to the First Effective Time.

At the effective time of the Second Merger (the “Second Effective Time”), (i) each membership interest of Merger Sub 2 issued and outstanding immediately prior to the Second Effective Time remained outstanding as a membership interest of Merger Sub 2 and (ii) all shares of common stock of Near Holdings were automatically cancelled and ceased to exist without any consideration being payable therefor.

Additionally, on the Closing Date, in connection with the consummation of the Business Combination, KludeIn changed its name from KludeIn I Acquisition Corp. to Near Intelligence, Inc. (“Near” or the “Company”). See “Proposal No. 2: The Business Combination Proposal — The Merger Agreement” of the Definitive Proxy Statement filed with the Securities and Exchange Commission (“SEC”) on February 13, 2023 (Registration No. 333-265952) (the “Definitive Proxy Statement”) for additional information and a summary of certain terms of the Merger Agreement. The foregoing description of the Merger Agreement is a summary only and is qualified in its entirety by reference to the full text of the Merger Agreement, which, along with amendments thereto, are incorporated by reference as Exhibits 2.1, 2.2, 2.3 and 2.4 to this Current Report on Form 8-K and incorporated herein by reference.

Item 1.01 Entry into a Material Definitive Agreement.

Registration Rights Agreement

On the Closing Date, Near, KludeIn Prime LLC, a Delaware limited liability company (the “Sponsor”), and certain persons and entities holding securities of Near prior to the consummation of the Business Combination (collectively, together with the Sponsor, the “Registration Rights Holders”) entered into an Amended and Restated Registration Rights Agreement (the “A&R Registration Rights Agreement”). Pursuant to the A&R Registration Rights Agreement, Near agreed that, within 30 days after the Closing Date, Near will file with the SEC (at Near’s sole cost and expense) a registration statement registering the resale of certain securities held by or issuable to the Registration Rights Holders (the “Resale Registration Statement”), and Near will use its reasonable best efforts to have the Resale Registration Statement declared effective as soon as reasonably practicable after the filing thereof, but in no event later than 60 days after such filing (or 90 days if the SEC notifies Near that it will review the Resale Registration Statement). In certain circumstances, each of the Registration Rights Holders can demand up to two underwritten offerings and will be entitled to piggyback registration rights, in each case subject to certain limitations set forth in the A&R Registration Rights Agreement.

A more complete summary of the terms and obligations under the A&R Registration Rights Agreement is set forth in the Definitive Proxy Statement in the section titled “Proposal No. 2—The Business Combination Proposal.” The summary and the foregoing description of the A&R Registration Rights Agreement are qualified in their entirety by reference to the full text of the A&R Registration Rights Agreement, a copy of which is filed as Exhibit 10.3 to this Current Report on Form 8-K and incorporated herein by reference.

Waiver of Certain Lock-Up Restrictions

Simultaneously with the execution and delivery of the Merger Agreement, the Company and certain security holders of Near Holdings (the “Near Holders”) entered into lock-up agreements (the “Lock-Up Agreements”) containing transfer and other restrictions on the disposition of the Restricted Securities (as defined in the Lock-Up Agreements) held by such Near Holders for the Lock-Up Period (as defined in the Lock-Up Agreements) specified therein, subject to certain exceptions.

As previously disclosed, on January 17, 2023, KludeIn granted a waiver of the restrictions under the Lock-Up Agreements with respect to an aggregate of 23,453 shares of Near Holdings held by certain Near Holders (which were later converted into an aggregate of 2,506,224 shares of Near pursuant to the terms of the Merger Agreement). On March 21, 2023, KludeIn granted a waiver of the restrictions under the Lock-Up Agreements (the “Notice of Waiver”) with respect to certain additional shares of Near Holdings held by certain Near Holders (the “Released Securities”), such that the restrictions under the Lock-Up Agreements with such Near Holders will no longer apply to such Released Securities. The Released Securities consisted of 7.5% of the total number of shares of capital stock of Near Holdings held by each such Near Holders as of the date of the Notice of Waiver, equal to an aggregate of 3,750 shares of Near Holdings (which were converted into 403,725 shares of Near pursuant to the terms of the Merger Agreement). All other Restricted Securities held by such Near Holders remain fully subject to the Lock-Up Agreements in all respects, and the Lock-Up Agreements remain unchanged and in full force and effect other than such releases. Near Holders who are executive officers of Near did not have any of their Restricted Securities released from the lock-up restrictions contained in their respective Lock-Up Agreements. A copy of the form of Lock-Up Agreement was filed as Exhibit 10.3 to the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2022.

A copy of the Notice of Waiver is filed as Exhibit 10.4 to this Current Report on Form 8-K and is incorporated herein by reference.

Waiver and Warrant Assumption Agreements

The information set forth in the Introductory Note with respect to the Assumed Warrants is incorporated herein by reference.

As disclosed in the Definitive Proxy Statement, on January 30, 2019, Near Holdings granted Harbert European Specialty Lending Company II S.A.R.L (“Harbert”) (i) warrants equal to EUR 1,200,000 exercisable at a strike price of $500 per share (“Harbert Tranche 1”), and (ii) warrants equal to EUR 1,050,000 exercisable at a strike price of $730 per share (“Harbert Tranche 2” and together with the Harbert Tranche 1, the “Initial Harbert Warrants”). In addition, on April 29, 2021, Near Holdings issued warrants equal to $730,000 exercisable at a strike price of $1050 per share (the “Tranche 3 Harbert Warrants” and, collectively with the Initial Harbert Warrants, the “Harbert Warrants”). Additionally, in connection with the Financing Agreement (as defined below), on November 4, 2022, Near Holdings granted warrants to certain affiliates of Blue Torch (as defined below) (the “Blue Torch Warrants”), which were exercisable for an aggregate of 9,660 shares of Near Holdings common stock.

On March 28, 2023, the Company and Harbert entered into (i) a Warrant Assumption Agreement with respect to the Initial Harbert Warrants (the “Tranche 1 & 2 Assumption Agreement”) and (ii) a Waiver and Warrant Assumption Agreement with respect to the Tranche 3 Harbert Warrants (the “Tranche 3 Assumption Agreement” and together with the Tranche 1 & 2 Assumption Agreement, the “Harbert Warrant Assumption Agreements”). On March 27, 2023, and the Company and the applicable affiliates of Blue Torch Capital entered into a Waiver and Warrant Assumption Agreement (the “Blue Torch Assumption Agreement”, and collectively with the Harbert Warrant Assumption Agreements, the “Assumption Agreements”). Pursuant to the Assumption Agreements, each of the Harbert Warrants and the Blue Torch Warrants was assumed by the Company and converted into a corresponding warrant issued by the Company, which are exercisable for shares of the Company’s common stock, par value $0.0001 per share (“Near Common Stock”), in each case after giving effect to the conversion ratio of 107.660.

The foregoing description of the Assumption Agreements is a summary only and is qualified in its entirety by reference to the full text of the Tranche 1 & 2 Assumption Agreement, the Tranche 3 Assumption Agreement, and the Blue Torch Assumption Agreement, copies of which are filed as Exhibit 10.5, Exhibit 10.6, and Exhibit 10.7, respectively, to this Current Report on Form 8-K and incorporated herein by reference.

Indemnification Agreements

In connection with the Business Combination, on the Closing Date, Near entered into indemnification agreements with each of its directors and executive officers. Each indemnification agreement provides for indemnification and advancement by Near of certain expenses and costs relating to claims, suits, or proceedings arising from service to Near or, at its request, service to other entities to the fullest extent permitted by applicable law.

The foregoing description of the indemnification agreements is a summary only and is qualified in its entirety by reference to the full text of the form of indemnification agreement, a copy of which is filed as Exhibit 10.8 to this Current Report on Form 8-K and incorporated herein by reference.

2023 Equity Incentive Plan

At the Special Meeting of stockholders of KludeIn on March 20, 2023 (the “Special Meeting”), the stockholders of KludeIn considered and approved the Near Intelligence, Inc. 2023 Equity Incentive Plan (the “Equity Incentive Plan”). The Equity Incentive Plan was previously approved, subject to stockholder approval, by the Board of Directors of KludeIn and became effective on the Closing Date.

A more complete summary of the terms of the Equity Incentive Plan is set forth in the Definitive Proxy Statement in the section titled “Proposal No. 6—The Equity Incentive Plan Proposal.” The summary and the foregoing description of the Equity Incentive Plan are qualified in their entirety by reference to the full text of the Equity Incentive Plan, a copy of which is filed as Exhibit 10.9 to this Current Report on Form 8-K and incorporated herein by reference.

Intermarché Agreement

As more fully described in the Definitive Proxy Statement, for the year ended December 31, 2022, approximately 16.1% of Near Holdings’ consolidated revenues were attributable to the agreement with Intermarché Alimentaire International (“Intermarché”) entered into in February 2022, which expired on January 1, 2023. On February 17, 2023, Near Intelligence SAS, a wholly owned subsidiary of Near, and Intermarché entered into that certain Contract for the Provision of Services (the “New Intermarché Agreement”). The New Intermarché Agreement provides that Near will carry out marketing operations to support sales. The New Intermarché Agreement provides for a certain amount of media credits, which Intermarché is free to spend as it wishes between the different products the Near Platform offers. The New Intermarché Agreement is valid until January 1, 2024 and will not be automatically renewed.

The foregoing description of Intermarché Agreement is a summary only and is qualified in its entirety by reference to the full text of the Intermarché Agreement, a copy of which is filed as Exhibit 10.11 to this Current Report on Form 8-K and incorporated herein by reference.

MobileFuse Agreement

As more fully described in the Definitive Proxy Statement, for the year ended December 31, 2022, approximately 30.0% of Near Holdings’ consolidated revenues were attributable to the agreement with MobileFuse, LLC (“MobileFuse”) entered into in January 2020. On January 1, 2023, Near North America, Inc., a wholly owned subsidiary of Near, and MobileFuse entered into a superseding Near Platform Usage Agreement (the “New MobileFuse Agreement”). As part of the New MobileFuse Agreement, MobileFuse agreed to share with Near a minimum level of MobileFuse’s revenues through the use of Near’s products. MobileFuse also agreed to pay Near annnual minimum fees as well as mutually agreed rates for access to and use of the Allspark platform and running advertising campaigns. The fees may only be changed or increased during the term with the written consent of both parties to the New MobileFuse Agreement. The New MobileFuse Agreement and the terms of use are valid for a period of two years from January 1, 2023 and will automatically renew for successive period of one year each unless either party provides the other party with written notice of at least 180 days prior to the expiry of the initial term or renewal term.

The foregoing description of the New MobileFuse Agreement is a summary only and is qualified in its entirety by reference to the full text of the New MobileFuse Agreement, a copy of which is filed as Exhibit 10.12 to this Current Report on Form 8-K and incorporated herein by reference.

Consent and Amendment No. 2 to Blue Torch Financing Agreement

As previously disclosed, on November 4, 2022, Near Holdings entered into that certain Financing Agreement (as amended from time to time, the “Financing Agreement”) as borrower, with certain of its subsidiaries party thereto as guarantors, the lenders party thereto, and Blue Torch Finance LLC, as administrative agent and collateral agent (“Blue Torch”). The Financing Agreement provides for senior secured term loans in an initial principal amount of up to $100.0 million. On March 23, 2023, Near Holdings, its subsidiary guarantors, Blue Torch and the Required Lenders (as defined in the Financing Agreement) entered into that certain Consent and Amendment No. 2 to Financing Agreement (the “Consent and Amendment No. 2”). Pursuant to the Consent and Amendment No. 2, Near Holdings agreed that (a) on or prior to March 31, 2023 (or such later date as Blue Torch may agree in its sole discretion), (i) the Business Combination would be consummated in accordance with the terms of the Merger Agreement, in all material respects, and at a pre-money enterprise value of at least $575.0 million, (ii) the sum of net cash proceeds from subordinated indebtedness and the issuance of additional equity securities (together, “Junior Capital”) and the KludeIn trust account shall be at least $8.0 million, and (iii) Near shall receive commitments constituting Junior Capital of at least $8.5 million in the aggregate (the “Committed Junior Investments”), and (b) on or prior to April 15, 2023 (or such later date as Blue Torch may agree in its sole discretion), the Committed Junior Investments shall have been funded with net cash proceeds of at least $8.5 million ((a) and (b) together, the “Junior Capital Financing Conditions”).

In the event the Junior Capital Financing Conditions are not met, on or before May 31, 2023, Near shall receive net cash proceeds of at least $50.0 million from the issuance of Junior Capital (the “Alternative Subsequent Financing Condition”). The failure to meet either the Junior Capital Financing Conditions or the Alternative Subsequent Financing Condition before the applicable date will result in a mandatory prepayment event of Near’s outstanding obligations pursuant to the Financing Agreement. However, the failure to meet either the Junior Capital Financing Conditions or the Alternative Subsequent Financing Condition will not result in an event of default if the mandatory prepayment is made within three business days following the date on which a condition subsequent was not satisfied.

Furthermore, pursuant to the Consent and Amendment No. 2, Near may not pay any fees and expenses in connection with the Business Combination in an aggregate amount exceeding $2.0 million until (i) Near has received the net cash of at least $20.0 million from Junior Capital and (ii) after giving effect to payment of all such fees and expenses, pro forma liquidity is at least $32.0 million (such pro forma liquidity test, the “Liquidity Condition”). Thereafter, Near may pay only such amounts as previously agreed by Blue Torch prior to the effective date of the Consent and Amendment No. 2.

In addition, Near may not (i) from April 1, 2023 until April 14, 2023, permit its Liquidity (as defined in the Financing Agreement) to be less than the sum of (x) $10.0 million and (y) the DB/Harbert Deferred Payment Amount (as defined in the Financing Agreement), (ii) from April 15, 2023 until April 30, 2023, permit its Liquidity to be less than the sum of (x) $15.0 million and (y) the DB/Harbert Deferred Payment Amount, and (iii) from May 1, 2023 forward, permit its Liquidity to be less than the sum of (x) $20.0 million and (y) the DB/Harbert Deferred Payment Amount.

In order to withdraw additional funds under the Financing Agreement, Near shall have received at least $20.0 million in net cash proceeds from Junior Capital, and the Liquidity Condition shall be satisfied on a pro forma basis (to include net of the payment of any then-outstanding expenses related to the Business Combination (but giving pro forma effect to the proceeds of such withdrawal)).

In connection with the Consent and Amendment No. 2, Near was deemed to have paid a one-time closing fee of $2.0 million, which was added to the outstanding principal amount of the loans under the Financing Agreement. Further, if (i) as of May 20, 2023 (or such later date as Blue Torch may agree in its sole discretion), Near fails to obtain net cash proceeds of at least $20.0 million from Junior Capital raised after March 23, 2023 and the Liquidity Condition has not been satisfied on a pro forma basis, or (ii) a Specified Event of Default (as defined in the Financing Agreement) or certain other Event of Default (as defined in the Financing Agreement) under the Financing Agreement occurs, Near shall pay a deferred consent fee of $5.0 million, which would be added to the outstanding principal amount of the loans under the Financing Agreement.

The foregoing description of the Consent and Amendment No. 2 is a summary only and is qualified in its entirety by reference to the full text of the Consent and Amendment No. 2, a copy of which is filed as Exhibit 10.15 to this Current Report on Form 8-K and incorporated herein by reference.

Cantor Fitzgerald Omnibus Fee Amendment Agreement

On March 22, 2023, KludeIn entered into an omnibus fee agreement (the “CF Fee Agreement”) with Cantor Fitzgerald & Co. (“CF&CO”) and CF Principal Investments LLC (“CFPI”), which CF Fee Agreement amended certain provisions of (i) that certain letter agreement between KludeIn and CF&CO, dated as of September 16, 2021 (as amended, the “CF Engagement Letter”), (ii) that certain Common Stock Purchase Agreement between KludeIn and CFPI, dated as of May 18, 2022 (the “CF Purchase Agreement”), and (iii) that certain Registration Rights Agreement between KludeIn and CFPI, dated as of May 18, 2022 (the “CF Registration Rights Agreement”).

Pursuant to the CF Fee Agreement, among other things, the parties agreed that, notwithstanding any term or provision of the CF Engagement Letter, CF&CO would receive, in lieu of the cash advisory fee otherwise payable to it pursuant to the CF Engagement Letter, a number of shares (the “Advisory Fee Shares”) of Near Common Stock equal to the greater of (i) 600,000 shares of Near Common Stock and (ii) the quotient obtained by dividing (x) $6,000,000 by (y) the VWAP of the Near Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Advisory Fee Shares, provided that clause (y) may in no event be less than $2.06.

KludeIn agreed to deliver the Advisory Fee Shares no later than 30 days following the date of the Closing. KludeIn also agreed to file with the SEC, within 30 calendar days after the Closing, a registration statement registering the resale of the Advisory Fee Shares by CF&CO (or its affiliates) under the Securities Act (the “CF Registration Statement”), and to use its best efforts to have it declared effective by the SEC (i) if the Company is notified (orally or in writing, whichever is earlier) by the SEC that the CF Registration Statement will not be reviewed by the SEC, by the 60th calendar day after the date of filing thereof, or (ii) if the CF Registration Statement is subject to review by the SEC, by the 90th calendar day after the date of filing thereof, to the same extent and subject to the same terms and conditions, for all intents and purposes, as “Registrable Securities” within the meaning of the CF Registration Rights Agreement, as if they were registrable securities thereunder.

KludeIn also agreed that, for a period of 24 months after the date of the CF Fee Agreement, CF&CO will have the right, but not the obligation, to act as (i) a managing underwriter or placement agent for any financing by or on behalf of the Company involving the primary or secondary offering or sale of public equity securities of the Company (but, for the avoidance of doubt, not including any debt securities, including, without limitation, convertible debt securities, offered or sold by or on behalf of the Company), and to receive at least 50% of the aggregate gross spread or fees from any such financing, and (ii) a financial advisor to the Company, in the event of any potential acquisition, disposition or other extraordinary corporate transaction involving the Company, or any of its assets, securities or businesses, whether by way of purchase or sale of securities or assets, merger, consolidation, reorganization or otherwise, and to receive at least 50% of the aggregate fees and other economics paid to financial advisors in such transaction, in each case, on terms and conditions customary for global investment banks (and agreed by CF&CO and the Company, acting in good faith) for similar transactions, which terms and conditions will be embodied in one or more separate written agreements.

In addition, under the CF Fee Agreement, KludeIn agreed to pay CFPI, in lieu of the commitment fee otherwise payable to CFPI in Commitment Shares (as defined in the CF Purchase Agreement) pursuant to the CF Purchase Agreement, a non-refundable cash fee equal to $2,000,000 (the “Cash Fee”), which will be payable by the Company to CFPI on or prior to May 31, 2023.

The summary and the foregoing description of the CF Fee Agreement are qualified in their entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.17 to this Current Report on Form 8-K and incorporated herein by reference.

BTIG Letter Agreement

On March 22, 2023, KludeIn and BTIG, LLC, as representative of the several underwriters (the “Representative”), entered into a letter agreement (the “BTIG Letter Agreement”) amending certain terms of the Underwriting Agreement, dated as of January 6, 2021 (the “Underwriting Agreement”), by and between KludeIn and the Representative.

Pursuant to the BTIG Letter Agreement, among other things, the parties agreed that, notwithstanding Section 1.3 or any other term or provision of the Underwriting Agreement, the Representative would receive, in lieu of the cash Deferred Underwriting Commission (as defined in the Underwriting Agreement) payable to it pursuant to the Underwriting Agreement, a number of shares (the “Deferred Compensation Shares”) of Near Common Stock equal to the greater of (i) 301,875 shares of Near Common Stock and (ii) the quotient obtained by dividing (x) $3,018,750 by (y) the VWAP of the Near Common Stock over the five trading days immediately preceding the date of the initial filing of the registration statement covering the resale of the Deferred Compensation Shares, provided that clause (y) may in no event be less than $2.06. Pursuant to Section 3.15 of the Underwriting Agreement, KludeIn’s management determined to allocate 50% of the Deferred Underwriting Commission under the Underwriting Agreement to Cantor Fitzgerald & Co. (or its affiliates) for serving as a financial advisor that assisted KludeIn in consummating the Business Combination.

KludeIn agreed to deliver the Deferred Compensation Shares no later than 30 days following the date of the Closing. KludeIn also agreed to file with the SEC, within 30 calendar days after the Closing, a registration statement registering the resale of the Deferred Compensation Shares under the Securities Act (the “BTIG Registration Statement”), and to use its commercially reasonable efforts to have the BTIG Registration Statement declared effective as soon as practicable after the filing thereof. KludeIn further agreed to cause the BTIG Registration Statement (or another registration statement covering the Deferred Compensation Shares) to remain effective with respect to the Deferred Compensation Shares until the earliest of (a) two years from the issuance of the Deferred Compensation Shares, (b) the date on which the Representative ceases to hold the Deferred Compensation Shares covered by the BTIG Registration Statement, or (c) on the first date on which the Representative can sell all of its Deferred Compensation Shares (or shares received in exchange therefor) under Rule 144 under the Securities Act, without limitation as to the manner of sale or the amount of such securities that may be sold. The Representative agreed that notwithstanding the registration obligations set forth in the BTIG Letter Agreement, in the event the Company has registered Deferred Compensation Shares and also has registered securities of the Company pursuant to the A&R Registration Rights Agreement described above, and the Company or the underwriter determines that the number of securities requested to be included in such registration exceeds the number of securities which can be sold in such offering without being likely to have a material adverse effect on the Company or the offering of securities as then contemplated, then the securities to be registered pursuant to the A&R Registration Rights Agreement would be registered prior to the registration of the Deferred Compensation Shares. If, as a result, all of the Deferred Compensation Shares have not been registered pursuant to the BTIG Registration Statement, then the Company is required to file an additional registration statement to register any remaining Deferred Compensation Shares (to the extent that the Deferred Compensation Shares are not able to be sold under Rule 144 at such time). KludeIn also agreed to provide customary indemnification to the Representative in connection with any such registration statement.

The summary and the foregoing description of the BTIG Letter Agreement are qualified in their entirety by reference to the full text thereof, a copy of which is filed as Exhibit 10.18 to this Current Report on Form 8-K and incorporated herein by reference.

Item 2.01. Completion of Acquisition of Disposition of Assets.

The disclosure set forth in the “Introductory Note” above is incorporated by reference into this Item 2.01.

FORM 10 INFORMATION

Item 2.01(f) of Form 8-K states that if the predecessor registrant was a shell company, as KludeIn was immediately prior to the Business Combination, then the registrant must disclose the information that would be required if the registrant were filing a general form for registration of securities on Form 10. Accordingly, the Company is providing the information below that would be included in a Form 10 if the Company were to file a Form 10. Please note that the information provided below relates to the Company following the consummation of the Business Combination, unless otherwise specifically indicated or the context otherwise requires.

Forward-Looking Statements

This Current Report on Form 8-K contains forward-looking statements. Forward-looking statements provide the Company’s current expectations or forecasts of future events. Forward-looking statements include statements about the Company’s expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. The words “anticipates,” “appear,” “approximate,” “believe,” “continue,” “could,” “estimate,” “expect,” “foresee,” “intends,” “may,” “might,” “plan,” “possible,” “potential,” “predict,” “project,” “seek,” “should,” “would” and similar expressions may identify forward-looking statements, but the absence of these words does not mean that a statement is not forward-looking. Examples of forward-looking statements in this Current Report on Form 8-K include, but are not limited to, statements regarding the Company’s disclosure concerning the Company’s operations, cash flows, financial position and dividend policy following the consummation of the Business Combination. The risks and uncertainties include, but are not limited to:

●	the future financial and operational performance of, and anticipated financial impact on, Near following the Business Combination;

●	Near’s ability to comply with the financial and non-financial covenants set forth in its financing agreements, including but not limited to covenants related to raising additional capital and minimum liquidity requirements;

●	Near’s expansion plans and opportunities;

●	Near’s limited operating history as a combined company makes it difficult to evaluate its current business and future prospects;

●	the high degree of uncertainty of the level of demand for and market utilization of Near’s solutions and products;

●	substantial regulation and the potential for unfavorable changes to, or failure by Near to comply with, these regulations, which could substantially harm Near’s business and operating results;

●	Near’s dependency upon third-party service providers for certain technologies;

●	increases in costs, disruption of supply or shortage of materials, which could harm Near’s business;

●	developments and projections relating to Near’s competitors and industry;

●	Near’s management team’s limited experience managing a public company;

●	the possibility of Near’s need to defend itself against fines, penalties and injunctions if Near is determined to be promoting products for unapproved uses;

●	concentration of ownership among Near’s existing executive officers, directors and their respective affiliates, which may prevent new investors from influencing significant corporate decisions;

●	the ability to obtain or maintain the listing of Near common stock or Near warrants on Nasdaq following the Business Combination;

●	costs related to the Business Combination;

●	if the benefits of the Business Combination do not meet the expectations of investors or securities analysts, the potential for the market price of Near’s securities to decline;

●	the risk that the Business Combination disrupts current plans and operations of Near’s business as a result of consummation of the transactions described herein;

●	the risk that Near’s significant increased expenses and administrative burdens as a public company could have an adverse effect on our business, financial condition and results of operations; and

●	the impact of health epidemics, such as the COVID-19 pandemic, on our business, financial condition, growth and the actions we may take in response thereto.

Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements. Actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in “Risk Factors” in the Definitive Proxy Statement. Accordingly, you should not rely on these forward-looking statements, which speak only as of the date of this Current Report on Form 8-K. The Company undertakes no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this Current Report on Form 8-K or to reflect the occurrence of unanticipated events. You should, however, review the factors and risks that the Company describes in the reports it will file from time to time with the SEC after the date of this Current Report on Form 8-K.

In addition, statements that “the Company believes” and similar statements reflect the Company’s beliefs and opinions on the relevant subject. These statements are based on information available to the Company as of the date of this Current Report on Form 8-K. And while the Company believes that information provides a reasonable basis for these statements, that information may be limited or incomplete. The Company’s statements should not be read to indicate that it has conducted an exhaustive inquiry into, or review of, all relevant information. These statements are inherently uncertain, and you are cautioned not to unduly rely on these statements.

Although the Company believes the expectations reflected in the forward-looking statements were reasonable at the time made, it cannot guarantee future results, level of activity, performance or achievements. Moreover, neither the Company nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in this section in connection with the forward-looking statements contained in this Current Report on Form 8-K and any subsequent written or oral forward-looking statements that may be issued by the Company or persons acting on the Company’s behalf.

Business

The business of the Company is described in the Definitive Proxy Statement in the section titled “Information About Near” and that information is incorporated herein by reference.

Risk Factors

The risks associated with the Company’s business are described in the Definitive Proxy Statement in the section titled “Risk Factors” and are incorporated herein by reference. There are no material changes to the Risk Factors section except as set forth below.

The Company must raise a significant amount of capital in order to comply with the covenants under the Financing Agreement, and failure to do so would have a material adverse effect on the Company’s financial condition, results of operations and prospects.

Pursuant to the Financing Agreement (as amended by the Consent and Amendment No. 2), on or prior to March 31, 2023 (or such later date as Blue Torch may agree in its sole discretion), the Company must (i) raise additional Junior Capital in amount that, together with net cash proceeds from the KludeIn trust account, equals or exceeds $8.0 million, and (ii) secure Committed Junior Investments of at least $8.5 million in the aggregate. Further, on or prior to April 15, 2023 (or such later date as Blue Torch may agree in its sole discretion), the Committed Junior Investments must have been funded with net cash proceeds of at least $8.5 million. In the event the foregoing Junior Capital Financing Conditions are not met, on or before May 31, 2023, the Company shall receive net cash proceeds of at least $50.0 million from the issuance of Junior Capital. The failure to meet either the Junior Capital Financing Conditions or the Alternative Subsequent Financing Condition before the applicable date will result in a mandatory prepayment event of Near’s outstanding obligations pursuant to the Financing Agreement. However, the failure to meet either the Junior Capital Financing Conditions or the Alternative Subsequent Financing Condition will not result in an event of default if the mandatory prepayment is made within three business days following the date on which a condition subsequent was not satisfied. Further, the Company must maintain compliance with certain minimum liquidity requirements.

The Company’s ability to raise additional capital is subject to general economic, financial, competitive, legislative, regulatory and other factors that are beyond its control. The Company may not be able to raise such additional capital and maintain a level of cash flows from operating activities sufficient to meet the minimum liquidity requirements. The breach of any such covenants or obligations not otherwise waived or cured could result in a default under the Financing Agreement and could trigger acceleration of those obligations. Any default under the Financing Agreement could adversely affect the Company’s growth, financial condition, results of operations and prospects.

Failure to comply with current or future federal, state and foreign laws and regulations and industry standards relating to privacy, data protection, cybersecurity and advertising could adversely affect our business, financial condition, results of operations and prospects.

Laws, regulations and industry standards relating to privacy, data protection, cybersecurity and advertising are evolving and subject to potentially differing interpretations. These requirements may be interpreted and applied in a manner that is inconsistent from one jurisdiction to another or may conflict with other rules or our practices. As a result, our practices may not have complied or may not comply in the future with all such laws, regulations, standards, requirements and obligations. Any failure, or perceived failure, by us to comply with our posted privacy policies or with any federal, state or foreign privacy or consumer protection-related laws, regulations, industry self-regulatory principles, industry standards or codes of conduct, regulatory guidance, orders to which we may be subject or other legal obligations relating to privacy or information security could adversely affect our reputation, brand and business, and may result in claims, fines, penalties, investigations, proceedings or actions against us by governmental entities, customers, suppliers or others, or other liabilities, or may require us to change our operations and/or cease using certain data.

Any such claims, proceedings, investigations or actions could harm our reputation, brand and business, force us to incur significant expenses in defense of such claims, proceedings, investigations or actions, distract our management, increase our costs of doing business, result in a loss of customers or suppliers and result in the imposition of monetary penalties. We may also be contractually required to indemnify and hold harmless third parties from the costs and consequences of non-compliance with any laws, regulations or other legal obligations relating to privacy or consumer protection or any inadvertent or unauthorized use or disclosure of data that we store or handle as part of operating our business.

Federal, state and foreign governmental authorities continue to evaluate the privacy implications inherent in the use of third-party “cookies” and other methods of online tracking for behavioral advertising and other purposes. The EU has also proposed the draft ePrivacy Regulation, which will replace both the ePrivacy Directive and all the national laws implementing this Directive. The ePrivacy Regulation, as proposed, would impose strict opt-in marketing rules, change rules about cookies, web beacons and related technologies and significantly increase penalties for violations. It would also retain existing additional consent conditions under the EU General Data Protection Regulation (2016/679) (“EU GDPR”). The regulation of the use of these cookies and other current online tracking and advertising practices or a loss in our ability to make effective use of services that employ such technologies could increase our costs of operations and limit our ability to acquire new customers on cost-effective terms and, consequently, materially and adversely affect our business, financial condition and results of operations.

We are subject to a variety of laws and regulations in the U.S. and abroad that involve matters central to our business, including privacy and data protection. Many of these laws and regulations are still evolving and being tested in courts and could be interpreted or applied in ways that could harm our business, particularly in the new and rapidly evolving industry in which we operate. For example, in June 2018, the State of California enacted the California Consumer Privacy Act of 2018 (the “CCPA”), which came into effect on January 1, 2020. The CCPA requires companies that process information relating to California residents to implement additional data security measures, to make new disclosures to consumers about their data collection, use and sharing practices, and allows consumers to opt out of certain data sharing with third parties. In addition, the CCPA provides for civil penalties and allows private lawsuits from California residents in the event of certain data breaches. Additionally, a new ballot initiative, the California Privacy Rights Act, was approved by popular referendum in 2020 to amend the CCPA and impose additional data protection obligations on companies doing business in California. The majority of the provisions became effective January 1, 2023, and additional compliance investment and potential business process changes may still be required. Similar laws have passed in other states, including Connecticut, Colorado, Utah and Virginia, complicating the compliance landscape, and more privacy laws have been proposed in other states and at the federal level. If passed, such laws may have potentially conflicting requirements that would make compliance challenging.

The European Economic Area (comprised of the EU member states and Iceland, Liechtenstein and Norway) and the UK have imposed greater legal and regulatory obligations on companies regarding the processing of personal data. It is difficult to predict how existing laws and regulations will be applied to our business and the new laws and regulations to which we may become subject, and it is possible that they may be interpreted and applied in a manner that is inconsistent with our current operating practices. For example, in July 2020, the Court of Justice of the E.U. invalidated the EU-U.S. Privacy Shield Framework, and created additional considerations and complexities for the use of several other lawful transfer methods. Existing and proposed laws and regulations can be costly to comply with and can delay or impede the development of new products and services, significantly increase our operating costs, require significant time and attention of management and technical personnel and subject us to inquiries or investigations, claims or other remedies, including fines or demands that we modify or cease existing business practices. For example, administrative fines of up to the greater of €20 million and 4% of our global turnover can be imposed for breaches of the EU GDPR.

Each of these privacy, security and data protection laws and regulations, any other such changes or new laws or regulations could impose significant limitations, require changes to our business, or restrict our use or storage of certain data, which may increase our compliance expenses and make our business more costly or less efficient to conduct. In addition, any such changes could compromise our ability to develop an adequate marketing strategy and pursue our growth strategy effectively.

Any failure to comply with applicable laws or other obligations or any security incident or breach involving the misappropriation, unavailability, corruption, or loss or other unauthorized processing, use or disclosure of sensitive or confidential consumer or other personal information, whether by us, one of our third-party service providers or vendors or another third party, could have adverse effects, including, but not limited to: investigation costs; material fines and penalties; compensatory, special, punitive and statutory damages; litigation; consent orders regarding our privacy, data protection, and security practices; requirements that we provide notices, credit monitoring services and/or credit restoration services or other relevant services to impacted individuals; reputational damage; or injunctive relief. We cannot assure you that our vendors or other third-party service providers with access to our or our customers’ or employees’ personally identifiable and other sensitive or confidential information of which we are responsible will not breach their obligations under privacy laws and regulations or contractual obligations imposed by us, or that they will not experience data security breaches, which could have a corresponding effect on our business, including putting us in breach of our obligations under privacy laws and regulations and/or which could in turn adversely affect our business, results of operations and financial condition. We also cannot assure you that our contractual measures and our own privacy, data protection, and security-related safeguards will protect us from the risks associated with the third-party processing, use, storage and transmission of such information. Any of the foregoing could have a material adverse effect on our business, financial condition, results of operations and prospects.

Financial Information

The information set forth in Item 9.01 of this Current Report on Form 8-K concerning the financial information of KludeIn and Near is incorporated herein by reference. The unaudited pro forma condensed combined financial information as of December 31, 2022 and for the year then ended is set forth in Exhibit 99.3 hereto and is incorporated herein by reference.

Management’s Discussion and Analysis of Financial Condition and Results of Operations

The following discussion and analysis provides information that Near’s management believes is relevant to an assessment and understanding of Near’s consolidated results of operations and financial condition. This discussion should be read in conjunction with the consolidated financial statements and related notes and other information included elsewhere in Form 8-K. In addition to historical data, this discussion contains forward-looking statements about Near’s business, results of operations, cash flows, financial condition and prospects based on current expectations that involve risks, uncertainties, and assumptions. Near’s actual results could differ materially from such forward-looking statements. Factors that could cause or contribute to those differences include, but are not limited to, those identified below and those discussed in the sections entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” included elsewhere in this Form 8-K. Additionally, Near’s historical results are not necessarily indicative of the results that may be expected for any period in the future.

Unless the context otherwise requires, references in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Near” to “Near,” “we”, “us”, “our”, and the “Company” are intended to refer to the business and operations of Near Intelligence, Inc. and its consolidated subsidiaries. In addition, unless otherwise indicated, the financial information provided in this “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Near” relates to Near Intelligence Holdings, Inc., the predecessor entity in existence prior to the consummation of the Business Combination (defined below).

Overview

Founded in 2012, Near is a global, full stack data intelligence SaaS platform that stitches and enriches data on people and places from which its customers can derive actionable intelligence of consumer behavior to help its customers make meaningful decisions.

Every business needs to know their customers in order to thrive. Generally, businesses struggle to accurately understand their consumers, their competition, and what marketing is effective. It is a problem that is expensive to solve and the solutions are often unreliable and untimely. Near’s platform (the “Near Platform”) is designed to provide accurate and comprehensive information on people, places, and products generating marketing and operational intelligence on consumer behavior and human movement to enable enterprises to make informed and rapid strategic decisions.

Near has a global presence, with its business being bifurcated in 2 distinct markets, one being the U.S. region and the other the international region (rest of the world except U.S.). The majority of Near’s customers and revenue come from the U.S. region. For the year ended December 31, 2022, the U.S. region accounts for 66% of Near’s revenue and the international region accounts for the remainder of the revenue.

The Near Platform is used by multiple global enterprise companies across various countries to make better decisions and reach their target customers. Our customers include some of the largest and best-known companies in their respective sectors. Our customers operate in multiple verticals, including business services, retail, real-estate, automotive, media and technology, hospitality, travel and tourism. Our customers range from some of the largest global enterprises all the way down to small businesses. Consequently, we believe the market for the Near Platform represents a significant and underpenetrated market opportunity today, as the business intelligence and analytics platform industry was estimated to be approximately $38 billion in 2021 (according to https://www.emergen research.com/industry-report/business-intelligence-and-analytics-platforms-market), of which we estimate $23 billion of that market is addressable by Near’s data intelligence platform. We arrived at the estimate of $23 billion by deducting from the $38 billion total estimated market size revenues from verticals that our offerings do not currently address, such as education, energy and healthcare.

Go to Market Strategy

We generate revenue primarily through selling subscriptions to our platform. For the years ended December 31, 2022 and 2021, subscription revenue comprised 87% and 86% of our revenue, respectively.

Our go-to-market strategy is focused on acquiring new customers and driving continued use of our platform for existing customers. We primarily focus our selling efforts with the use of a direct sales force which targets the business leaders at their respective companies. Our sales operation consists of pre-sales, sales, and post-sales efforts. Our pre-sales strategy consists of identifying and contacting potential customers with the use of sales development resources that work with the potential customers to design a subscription solution that will meet the customer’s needs and deliver the outcome desired. Our post-sales efforts surround ensuring the customer is using the platform and getting the expected results.

Once the customer has adopted the platform and is receiving the intended benefits, our account managers work to identify additional usage and drive increased subscriptions on renewal. Our sales efforts are segmented by the industry, size, and region of prospective customers.

Key Factors Affecting our Performance

Acquiring New Customers

We believe there is a substantial opportunity to further grow our customer base by continuing to make significant investments in sales, marketing, and brand awareness. Our ability to attract new customers will depend on a number of factors, including our success in recruiting and scaling our sales and marketing organization, competitive dynamics in our target markets, the macro-economic climate, privacy and data protection regulations, and our ability to maintain and grow our partner relationships. We intend to expand our direct sales force as well as our pre- and post-sales support teams with a focus of specific industries and increasing sales to large organizations. While our platform can work for organizations of all size, we focus on larger organizations, as they typically have larger budgets that can support bigger subscriptions. We may not achieve anticipated revenue growth from expanding our sales force to focus on large enterprises if we are unable to hire, develop, integrate, and retain talented and effective sales personnel or if our new and existing sales personnel are unable to achieve desired productivity levels in a reasonable period of time, or if our sales and marketing programs are not effective.

We have been successful at efficiently growing our customer spend over time, as evidenced by our Pro Forma NRR (defined below). As of December 31, 2022 and December 31, 2021, our Pro Forma NRR rate was 120% and 128%, respectively.

Adoption of the Near Platform

Our future success depends in large part on the market adoption of the Near Platform. While we have seen growing demand for our platform, many organizations are unaware of the value that the Near Platform can bring or such organizations may have invested resources in creating their own solution, despite their inherent limitations. While it is difficult to predict future customer adoption rates and future demand, we believe that the benefits of our platform will allow us capture market opportunity going forward.

Investing in Growth and Scaling our Business

We believe we are working in an industry that has long-term revenue potential. We will continue to invest in scaling across all organizational functions as we continue to expand both domestically and internationally. We plan to continue developing new features and capabilities to add to the Near Platform to take advantage of the market opportunity in front of us. These investments could delay profitability or cash flows in the near future. Furthermore, we may choose to use acquisitions as an accelerator of growth in our core business. Going forward, we may pursue both strategic partnerships and acquisitions that we believe will be complementary to our business, accelerate customer acquisition, increase usage of our platform, and/or expand our offerings in our core markets. This could consist of acquiring new data sources, complementary and adjacent software and other products, or adding new distribution channels. Near’s debt agreements provide for certain limitations regarding permitted acquisitions that can be made now that the Business Combination has been consummated. Permitted acquisitions are any acquisitions that meet the criteria outlined in the financing agreement, unless waived by the lender. These limitations include, among others, the following:

●	the percentage of equity acquired must not be less than 100% or, if the transaction is an asset purchase, substantially all the assets of the potential acquisition must be acquired;

●	the target business must be similar to Near with respect to its line of business;

●	the acquisition must not give effect to a default or event of default under the financing agreement;

●	Near must remain in compliance with loan covenants before and after the transaction; and

●	the consolidated pro forma EBITDA following the transaction must equal or be greater than prior to the acquisition.

Privacy and Macroeconomic Uncertainties

Our business is dependent on our ability to collect and aggregate large amounts of data that is used as the basis for the Near Platform. If data protection laws continue to make it harder and harder for us to collect and aggregate this data, such laws will have a detrimental impact on our cash flows, as we will need to pay more for the data we receive and we may be limited in the ways we can use the data. This would, in turn, limit the commercial applications of the data and lower our ability to monetize our platform. Either or both of these outcomes would have a serious impact on our financial condition and cash flows. There has not been material variability in historical cash flows.

We also rely on businesses subscribing to our platform for marketing and operational intelligence. Any deterioration in the overall global economy may impact the funds businesses have available to spend on marketing and operational intelligence initiatives, which would also negatively impact our operations, cash flows, and liquidity.

Business Model

Our primary source of generating revenue is providing subscriptions to our proprietary Near Platform. The subscription fee includes use of the Near Platform, access to various outputs, reports generated through the Near Platform and access to customer support. Revenue realized from our subscription customers generally ranges from one to three years. Effective for the years ended December 31, 2022 and 2021, our subscription-based revenue comprised approximately 87% and 86% of our total revenue, respectively. Other than the subscription model, we also used fixed fee models for marketing/operational intelligence use cases. Although we have multiple products that complement each other, our strategy relies on providing prospective customers with an opportunity to use the Near Platform to demonstrate its value. Some customers try our products and/or evaluate data during a short trial period of typically a month, to determine the commercial value they can derive by subscribing to the Near Platform. This short trial period, in which prospective customers have access to certain functionality of the Near Platform is free of charge. In other cases, a customer may be onboarded to try one of our products for a one-use case, with the potential that the customer has multiple other use cases. This one-use case is usually termed a data evaluation or proof of concept (together a “POC”), for which we may charge a fee. The amount of revenue recognized from such POC arrangements are nominal and are not tracked separately by us. Instead, any revenue generated from POC arrangements are reflected under the header “Revenue” in our consolidated statement of operations. If customers experience the return on investment generated during the POC phase, they may choose to subscribe to the Near Platform, which helps us to expand different use cases across customer departments and countries. Eventually, the existing customer base is offered other products which can help customers derive additional value and help us achieve further expansion. This land-and-expand model has proven successful in allowing us to open up budgets across organizations.

Key Performance Metric — Net Revenue Retention

The key performance measure that management uses to help it evaluate the health of our business, identify trends affecting its growth, formulate goals and objectives and make strategic decisions is Net Revenue Retention (“NRR”). This is a metric that measures recurring revenue generated from existing customers over a set period of time and is used to monitor the sustainability of revenue growth. NRR calculates the percentage of revenue retained from existing customers over the specified period of time, including upgrades, downgrades, cross selling, and cancellations by such customers. Because NRR only looks at an existing cohort of customers over a period of time and not new customer sales, it is a true reflection of aggregated revenue growth and the core key performance measure we use to measure usage and engagement across our platform. NRR is increased by account expansion and lowered by account downgrades and churn. We calculate NRR by dividing the last twelve months subscription revenue from the relevant reporting period by the revenue from that same customer group a year earlier. NRR of greater than 100% means aggregated revenue from the existing customer base is expanding, while NRR of less than 100% shows revenue from that customer base is lowering. Near’s Pro Forma NRR (as defined below) as of December 31, 2021 was 128%. As of December 31, 2022, Pro Forma NRR (as defined below) was 120%. Even though our acquisition of Uber Media closed on March 31, 2021, Uber Media’s customers are factored into NRR calculations for 2022 and 2021. The NRR calculation includes UberMedia customers on a pro forma basis for the period ended March 31, 2021 in order to give an accurate portrayal of NRR. Therefore, Near’s presentation of NRR is based on pro forma revenue and we refer to this metric for the period of as of December 31, 2021 as “Pro Forma NRR”.

We continually strive to drive higher NRR by focusing on customer needs during the sales process and dedicating customer service resources to engage the customer and ensure the platform is fulfilling their existing needs, while looking for ways in which to expand their usage going forward.

The December 31, 2022 Pro Forma NRR was in line with our expected NRR run rate in normal course of business. The decrease in Pro Forma NRR as of December 31, 2022 was largely due to foreign currency impact on our Euro and AUD business and also the 2021 NRR was high due to covid recovery tailwinds. Because NRR measures the percentage of recurring revenue retained over a twelve-month period, if a customer comes onboard late in the initial twelve-month period in which the NRR is calculated and then grows significantly over the next twelve months, the NRR for that customer will be high for that measurement period. As time goes by, the NRR for that customer will normalize.

Onboard, Retain and Expand

●	Customers expand an initial use case by tracking additional markets or regions to gain greater insights across geographies. Once a customer sees the value in a particular market, it is very common to want to expand that knowledge into multiple other areas. Since most of our larger customers are international, it is easy to show the value derived across their organization and we can sell them an enterprise-wide subscription contract;

●	Customers expand into new use cases by using our platform for additional digital products and insights. We have a suite of reports and deliverables that allow customers to learn more about their market, their competition, and their customers. By utilizing these additional products, we expand deeper into the organization and unlock additional budgets; and

●	Customers expand by layering on additional complementary offerings, such as our advertising platform, Allspark. A customer can use Allspark to learn who to reach and then can advertise directly to those customers through the use of our advertising product, Engage. The effectiveness of the campaign can then be measured with Compass. With our suite of products, we can empower and expand deep and broad across their organization.

The Near Platform provides data and marketing intelligence which encompasses a wide range of possible outputs that are dependent on customer needs and requests. To fulfill these requirements, we provide deliverables and reports in different volumes, configurations, and types to our customers. Except for usage that would fall under standard billing arrangements, we provide tailor made pricing based on customers’ needs and usage of the products. The variables that determine the subscription fee are based on volume, type and delivery mechanism. Delivery mechanism can be via proprietary software, secured transfers, or custom API links between customer software and the Near Platform.

Our pricing model is subscription based where customers pay a subscription fee for the Near Platform. A subscription to the Near Platform offers a mix of products and deliverables that are chosen by a customer at the time of subscription. The subscription fee is based on the particular configuration of products and deliverables requested. A typical Near subscription includes one or more of the underlying Near products that together comprise the Near Platform. Each product can be considered a building block that customers can add to their subscription based on individualized needs. Customers can further customize the size and scope of the deliverables. As an example, a business that wants to learn about its customers will subscribe to utilize Vista and Pinnacle products on the Near Platform to get human movement insights to understand its customer behavior. Similarly, a state government may subscribe to utilize the Vista and Pinnacle products to get human movement insights on the tourists that visited the state over the last year. The subscription contains the same products, but the business and the state government in the examples above may desire different scope of deliverables, which would result in a differentiated subscription price. It is rare that a customer subscribes to all products on the Near Platform, though it is common that a customer will subscribe to one product and then subscribe to additional products later as their needs evolve. Any change to the products or deliverables accessed through the Near Platform would be addressed by entering into a new subscription agreement with the customer, that incorporates those changes along with any corresponding price change.

Based on Near’s assessment of customer needs, a subscription may be priced to include access to a dedicated account manager to optimize a customer’s experience with the Near Platform. The role of the account manager is to assist the customer in accessing and utilizing the various features of the products for which the customer is subscribed. Access to such a dedicated account manager is not offered as a separate service and customers cannot choose to add such dedicated account manager to their subscription, but rather this need is assessed by us during an initial review of customer requirements and capabilities. However, the addition of a dedicated account manager to a subscription may enable a customer to maximize the value they may obtain from their subscription. The features of the subscription and underlying products and deliverables do not change with the addition of the dedicated account manager. When we decide an account manager is desirable, the subscription will be priced taking this service into account.

As an example, if a customer is using the Near Platform to create audience segments, we offer a subscription allowing advertising targeted to such audience segments to run on our platform and third-party integrated platforms. If an account manager is appointed, the account manager will assist the customer in handling all aspects of the marketing campaign. In these situations, we help the customer address its marketing needs by using our advertising products, Allspark, Engage and Compass. Allspark focuses on generating audience segments, Engage focuses on the flighting and delivery of the campaign to the correct audience, and Compass measures the effectiveness of the campaign. These products are all part of the Near Platform and can be included in a customer’s subscription.

The majority of our revenue is generated by customer agreements having a minimum term of one year with auto-renewal provision unless the customer decides to terminate it by providing 30 days advance written notice prior to the end of the then-current term.

As of December 31, 2022, we had revenue generating customers across the globe and we feel that Near Platform can help businesses in all stages of maturity and across all industries to help produce better results. Our revenue for the year ended December 31, 2022 was $59.7 million, an increase of $14.4 million from the year ended December 31, 2021.

Business Combination and Public Company Costs

On May 18, 2022, our predecessor entity, Near Intelligence Holdings, Inc. (“Near Holdings”), KludeIn I Acquisition Corp. (“KludeIn”), PAAS Merger Sub 1 (“Merger Sub 1”) and PAAS Merger Sub 2 (“Merger Sub 2”) entered into an Agreement and Plan of Merger (as amended on November 3, 2022, December 23, 2022 and January 17, 2023, and as may be further amended and/or restated from time to time, the “Merger Agreement”). Pursuant to the Merger Agreement, immediately prior to the consummation of the transactions contemplated by the Merger Agreement, Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving such merger as a wholly owned subsidiary of KludeIn, and at the time the first merger became effective, immediately following the first merger Near Holdings merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity (such transactions, the “Business Combination”). Upon completion of the Business Combination, KludeIn change its name to “Near Intelligence, Inc.”.

The Business Combination is anticipated to be accounted for as a “reverse recapitalization”. Under this method of accounting, KludeIn will be treated as the acquired company for financial accounting and reporting purposes under GAAP.

As a consequence of the Business Combination, Near Holdings became the successor to an SEC registered and listed company with Nasdaq which will require us to hire additional personnel and implement procedures and processes to address public company regulatory requirements and customary practices. We expect to incur additional annual expenses as a public company for, among other things, directors’ and officers’ liability insurance, director fees and additional internal and external accounting, legal and administrative resources, including increased audit and legal fees.

Key Components of the Results of Operations

Unless otherwise indicated, the financial information provided herein relates to the financial condition and results of operations of Near Holdings prior to the consummation of the Business Combination. The following table sets forth Near Holdings’ consolidated statements of operations for the periods indicated:

	Year Ended December 31,			Year Ended December 31,
	2022	2021	Change $	2021	2020	Change $
Revenue	59,745,771	45,320,675	14,425,096	45,320,675	12,804,069	32,516,606
Costs and expenses:
Cost of revenue	18,667,419	12,918,041	5,749,378	12,918,041	4,390,919	8,527,122
Product and technology	27,254,765	16,718,467	10,536,298	16,718,467	18,900,851	(2,182,384)
Sales and marketing	23,508,921	10,731,042	12,777,879	10,731,042	4,172,858	6,558,184
General and administrative	74,361,222	14,400,851	59,960,371	14,400,851	7,329,630	7,071,221
Depreciation and amortization	9,818,985	8,230,623	1,588,362	8,230,623	111,704	8,118,919
Total costs and expenses	153,611,312	62,999,024	90,612,288	62,999,024	34,905,962	28,093,062
Operating loss	(93,865,541)	(17,678,349)	(76,187,192)	(17,678,349)	(22,101,893)	4,423,544
Interest expense, net	6,158,784	2,667,400	3,491,384	2,667,400	1,424,295	1,243,105
Changes in fair value of warrant liabilities	(790,693)	1,540,895	(2,331,588)	1,540,895	525,113	1,015,782
Loss (gain) on extinguishment of debts, net	5,157,364	(707,164)	5,864,528	(707,164)	—	(707,164)
Other income, net	(668,731)	(429,237)	(239,494)	(429,237)	(142,335)	(286,902)
Loss before income tax expense	(103,722,265)	(20,750,243)	(82,972,022)	(20,750,243)	(23,908,966)	3,158,723
Income tax expense	499,167	305,356	193,811	305,356	334,508	(29,152)
Net loss attributable to Near Intelligence Holdings Inc.	(104,221,432)	(21,055,599)	(83,165,833)	(21,055,599)	(24,243,474)	3,187,875
Accretion to preferred stock redemption value	—	(13,463,002)	13,463,002	(13,463,002)	(16,265,573)	2,802,571
Net loss attributable to common stockholders	(104,221,432)	(34,518,601)	(69,702,831)	(34,518,601)	(40,509,047)	5,990,446
Net loss attributable to common stockholders, basic and diluted	(104,221,432	(34,518,601)	(69,702,831)	(34,518,601)	(40,509,047)	5,990,446
Net loss per share attributable to common stockholders, basic and diluted	(1,076.28)	(539.42)	(536.86)	(539.42)	(940.00)	400.58
Weighted-average number of shares outstanding used to compute net loss per share attributable to common stockholders, basic and diluted	96,835.154	63,992.300	32,842,854	63,992.300	43,190,000	43,126,008
Net loss attributable to common stockholders, basic and diluted	(104,221,432)	(34,518,601)	(69,702,831)	(34,518,601)	(40,509,047)	5,990,446

Revenue — We derive revenue primarily from (i) core subscription services and (ii) sale of operational products. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that we expect to be entitled to receive in exchange for these services.

Cost of Revenue — Cost of revenue primarily consists of direct costs involved in delivering the services to the customers and primarily consists of third-party hosting costs, employee-related expenses including salaries and related benefits for operations and support personnel; publishers cost, real-time data acquisition costs and allocated overhead.

Product and Technology — Product and technology expenses primarily consist of personnel-related expenses such as salaries, related benefits and share based compensation for our engineering and product/project management functions supporting research, new development, and related product enhancement departments. It also includes non-personnel-related expenses such as location coverage charges, data acquisition charges, third-party server charges and allocation of our general overhead expenses.

Sales and Marketing — Sales and marketing expenses primarily consist of personnel-related expenses such as salaries and related benefits for our sales, marketing, and product marketing functions departments. It also includes sales commission and advertisement costs being part of business development expense.

General and Administrative — General and administrative expenses consist primarily of personnel-related expenses for our finance, human resources, information technology, and legal organizations. These expenses also include non-personnel costs, such as legal, audit, accounting services, other professional fees, recruiting personnel cost, costs associated with acquisitions of businesses, as well as certain tax, license, and insurance-related expenses, and allocated overhead costs.

Results of Operations

On June 30, 2020, the Company acquired 100% of the outstanding equity interests in Teemo. In addition, the deal opened up new use cases as well as new markets for advertising and marketing solutions in France. This acquisition expanded the Company’s footprint by expanding the portfolio of services provided to its customers. The acquisition date fair value of the consideration for Teemo was $ 5,991,808.

Acquisition-related costs of $365,323 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations.

Since the acquisition date, $1,531,140 of revenue and $551,137 of net loss have been included in the consolidated statements of operations for the year ended December 31, 2020.

On March 31, 2021, the Company acquired 100% of the outstanding equity interests in UberMedia. This acquisition expands the Company’s capabilities in improving customer experience of its clients through cloud technologies and advanced data analytics and expands its customer base in US. The Company issued 66,140.480 Series U Preferred shares amounting to $69,339,742 as consideration for the acquisition.

Acquisition-related costs of $1,503,373 associated with the business combination were included in general and administrative expenses in the consolidated statement of operations.

Since the acquisition date, $15,822,516 of revenue and $1,907,798 of net loss have been included in the consolidated statements of operations for the year ended December 31, 2021.

Revenue

Revenue increased by $14.4 million for the year ended December 31, 2022 compared to the year ended December 31, 2021, primarily due to organic growth of new customers and expansion of revenue with existing customers.

Revenue increased by $32.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to the acquisition of UberMedia on March 31, 2021, which has $15.8 million of revenue for the year ended December 31, 2021. The remaining increase is caused by organic growth of new customers and expansion of revenue with existing customers. Revenue for 2020 includes $1.5 million from the acquisition of Teemo, which was acquired on June 30, 2020.

Revenue from new customers for the year ended December 31, 2021 totaled $15.0 million which accounts for 46% of the total revenue growth as compared to the year ended December 31, 2020. Revenue from new customers for the year ended December 31, 2022 totaled $1.2 million and represented 8% of the total revenue increase as compared to the year ended December 31, 2021. The remaining revenue was generated from existing customers. Given the acquisition of UberMedia in 2021, we are calculating new customer revenue in 2021 on a pro forma basis and only included revenue from customers that were new to both Near and to UberMedia.

Cost of Revenue

Cost of revenue increased by $5.7 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the increase related to the increase in revenues and the recognition of stock compensation expense of $0.9 million.

Cost of revenue increased by $8.5 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the addition of UberMedia of $4.7 million, as well as an increase related to the an increase in revenues.

Product and Technology Expense

Product and Technology expense increased by $10.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the recognition of stock compensation expense of $5.9 million and increase in head count.

Product and Technology expense decreased by $2.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020, primarily due to additional investments in data in 2020 as the Company launched operations in the United States.

Sales and Marketing Expense

Sales and marketing expense increased by $12.8 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the recognition of stock compensation expense of $5.0 million as well as an increased headcount of Near Holdings’ sales team as an investment for future growth.

Sales and marketing expense increased by $6.6 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the acquisition of UberMedia of $4.6 million as well as an increased headcount of Near Holdings’ sales team as an investment for future growth.

General and administrative expenses

General and administrative expenses increased by $60.0 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to the recognition of stock compensation expense of $54.7 million, increase in head count, travel and transaction related costs.

General and administrative expenses increased by $7.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the acquisition of UberMedia of $3.0 million, $1.5 million of transaction expenses, as well as additional rent for new office space and increased headcount.

Depreciation and amortization

Depreciation and amortization increased by $1.6 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to amortization impact of intangibles acquired under UberMedia Inc. acquisition.

Depreciation and amortization increased by $8.1 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to the placement in service of the servers that were capitalized in 2020.

Interest expense, net

Interest expense, net increased by $3.5 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to increase in borrowings.

Interest expense, net increased by $1.2 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to additional loan facility entered into in February 2021.

Changes in fair value of warrant liability

Changes in fair value of warrant liability was a gain of $0.7 million for the year ended December 31, 2022 primarily due to the change in fair value of the warrants issued in connection with the Harbert and Blue Torch loans (described below).

Changes in fair value of warrant liability was a loss of $1.5 million for the year ended December 31, 2021 primarily due to the change in fair value of the warrants issued in connection with the Harbert loans.

Loss (gain) on extinguishment of debt

Loss on extinguishment of debt was $5.2 million for the year ended December 31, 2022 primarily due to an extinguishment of debt recorded in connect with settlements of the Deutsche Bank and Harbert loans.

Gain on extinguishment of debt was $0.7 million for the year ended December 31, 2021 primarily due to an extinguishment of debt at UberMedia. This was related to debt forgiveness received under the Paycheck Protection Program that was offered through the US Small Business Association.

Other income, net

Other income, net increased by $0.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021 primarily due to grants received for research credits.

Other income, net decreased by $0.3 million for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to changes in the fair value of derivative liabilities.

Income tax expense

Income tax expense increased by $0.2 million for the year ended December 31, 2022 compared to the year ended December 31, 2021. Income tax expense decreased by approximately $29,000 for the year ended December 31, 2021 compared to the year ended December 31, 2020 primarily due to decreased tax exposure across the Company. In 2022, the Company’s statutory tax rate was 21% and its effective tax rate was 0.5%. In 2021, the Company’s statutory tax rate was 17% and its effective tax rate was 1.5%. The difference between statutory and effective tax rates are primarily related to valuation allowances, stock-based compensation and other non-deductible expenses.

Liquidity and Capital Resources

We have financed our operations primarily through cash generated from operations as well as historical financing rounds that includes both equity rounds and secured debt.

As of December 31, 2022, we had $16.6 million of unrestricted cash and cash equivalents. In November 2022, we entered into a Financing Agreement (the “Financing Agreement”) with Blue Torch Finance LLC (“Blue Torch”) for an initial principal amount of up to $100 million with an applicable interest rate equal to the adjusted Term Secured Overnight Financing Rate (SOFR) plus 9.75%, available through a first lien credit facility. Pursuant to the Financing Agreement, $100 million was drawn down and $46 million was deposited into a restricted account and will become available to the Company upon the satisfaction of certain covenants pursuant to the Financing Agreement. The remaining $54 million is available to the Company immediately and approximately $35 million was used to paid down existing indebtedness pursuant to the Harbert Facility and the Deutsche Bank Facility (each as defined and described below). As of December 31, 2022, the balance in restricted account is approximately $44 million. Approximately $3.2 million remains outstanding pursuant to the Harbert Facility and the Deutsche Bank Facility. The proceeds of this term loan may be used for general corporate purposes and to refinance certain of the Company’s existing credit facilities.

We believe that our cash flows from operations and existing available cash and cash equivalents, together with financing available through the Financing Agreement, will be adequate to fund our operating and capital needs for at least the next 12 months. As of the date hereof, we are in compliance with the covenants under the credit agreements governing our secured credit facilities as described under Related Agreements, Financing Agreement and we expect to remain in compliance with our covenants.

Our cash flows from operations, borrowing availability, and overall liquidity are subject to risks and uncertainties, and we need to raise additional funds to meet our minimum financing requirement. We may not be able to obtain additional liquidity on reasonable terms, or at all. In addition, our liquidity and our ability to meet our obligations and to fund our capital requirements are dependent on our future financial performance, which is subject to general economic, financial, and other factors that are beyond our control. Accordingly, our business may not generate sufficient cash flow from operations and future borrowings may not be available from additional indebtedness or otherwise to meet our liquidity needs. If we decide to pursue one or more significant acquisitions, we may, subject to the Financing Agreement, incur additional debt or sell additional equity to finance such acquisitions, which would result in additional expenses or dilution. See the “Risk Factors” section of our Registration Statement on Form S-4, as amended, and the accompanying prospectus for more information.

Future demands on our capital resources associated with our debt facilities may also be impacted by changes in reference interest rates and the potential that we incur additional debt in order to fund additional acquisitions or for other corporate purposes. Future demands on our capital resources associated with transaction expenses and restructuring activities and integration costs and transaction-related compensation will be dependent on the frequency and magnitude of future acquisitions and restructuring and integration activities that we pursue. As part of our business strategy, we expect to continue to pursue acquisitions as an accelerator of growth in our core business; however, we cannot predict the magnitude or frequency of such acquisitions or investments.

Borrowings

Harbert Facility

On January 30, 2019, the Company entered into a secured loan arrangement (“Harbert Facility”) with Harbert European Specialty Lending Company II S.A.R.L (“Harbert”) to borrow a loan in an aggregate principal amount of EUR 8,000,000 bearing interest at 12% or the one-year EURIBOR. The Harbert Facility comprised two facilities: Facility A in an aggregate principal amount of EUR 5,000,000 is a term facility repayable in 36 equal monthly instalments following the completion of an initial “interest only” term of nine months from the initial draw down date; Facility B in an aggregate principal amount of EUR 3,000,000 is a working capital facility which is repayable in 36 equal monthly instalments starting from the drawdown date. The Harbert Facility is secured by all of the assets of the Company. The Company drew down Facility A in its entirety and EUR 1,000,000 of Facility B in February 2019 and drew down EUR 1,000,000 from Facility B on each of March and May 2019.

In connection with the initial execution of the Harbert Facility in January 2019, the Company also entered into a warrant agreement with Harbert pursuant to which the lender was granted the Euro Equivalent (where the EUR to USD ratio is set at 1:1.20) of EUR 1,200,000 of warrants exercisable at a strike price of $500 per share.

On February 25, 2021, the Company and Harbert entered into an amendment to the Harbert Facility to increase the facility with the addition of a Facility C in an aggregate principal amount of the Euro Equivalent of $15,000,000. Facility C bears interest at 12% or the one-year EURIBOR and is repayable in 36 equal monthly instalments following the completion of an initial “interest only” term of six months from the initial draw down date. The Company drew down Facility C in Euro Equivalent $5,000,000 equal instalments in February, April and July 2021.

In connection with the amendment to the Harbert Facility in February 2021, the Company granted Harbert the Euro Equivalent of EUR 1,050,000 warrants exercisable at a strike price of $730 per share.

In April 2022, the Company further amended the Harbert Facility to provide that each of Facility A, B and C would require payment of only interest during the period from March 1, 2022 to November 30, 2022 and, thereafter, each of Facility A, B and C would be repayable in 24 equal instalments beginning on December 1, 2022. In connection with this further amendment to the Harbert Facility, the Company granted $730,000 worth of additional warrants exercisable at a strike price of $1,050.

On November 3, 2022, the Company entered into a Global Deed of Discharge and Release to settle the facility out of the proceeds received from the Blue Torch finance. Settlement was effected on November 4, 2022 after deferring interest free balance of $1,218,757, to be payable on April 30, 2023. Settlement was accounted as an extinguishment of debt, and accordingly, the facility was derecognized and deferred settlement payment of $1,218,757 is presented under accrued expenses and other current liabilities. As a result of this extinguishment, the Company recorded $2,228,334 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2022.

Deutsche Bank Facility

On April 29, 2022, the Company entered into a facility agreement (the “Deutsche Bank Facility”) with Deutsche Bank AG. London Branch (“Deutsche Bank”) that provided a credit line to the Company in the amount of $30,000,000. On May 13, 2022, the Company borrowed $20,000,000 of the total $30,000,000 facility. This facility agreement contains limitations regarding permitted acquisitions that can be made before and after the Business Combination. In general, the targets of acquisitions must be engaged in a business activity substantially similar, complementary or related to that of Near. Before the Business Combination, the aggregate of Near’s consideration for or investment in a single acquisition target is limited to $5,000,000, and the aggregate of consideration for or investment into all targets is limited to $5,000,000. If the target had negative EBITDA in the most recent twelve-month period for which financial statements for the target were available, then the negative EBITDA of the target aggregated with all other negative EBITDAs of other acquisition targets may not exceed $1,000,000 over the life of the debt facility. After the Business Combination, the aggregate of Near’s consideration for or investment in a single acquisition target is limited to $50,000,000 (as may be adjusted to an amount approved by the lenders), and the aggregate of consideration for or investment into all targets is limited to $100,000,000 (as may be adjusted to an amount approved by the lenders), and the aggregate of cash consideration is limited to $80,000,000 (as may be adjusted to an amount approved by the lenders). If the target had negative EBITDA in the most recent twelve-month period for which financial statements for the target were available, then the negative EBITDA of the target shall not exceed $10,000,000, and the negative EBITDA of all targets shall not exceed $20,000,000. Further, the amount of cash held by Near after the completion of the acquisition shall be greater than the sum of outstanding financial indebtedness under (a) the facility and (b) arising under existing financing arrangements, provided that the aggregate principal amount of such financial indebtedness does not exceed $20,000,000 at any time.

On November 3, 2022, the Company entered into a Global Deed of Discharge and Release to settle the facility out of the proceeds received from the Blue Torch finance. Settlement was effected on November 4, 2022 after deferring interest free balance of $2,000,000, to be payable on April 30, 2023. Settlement was accounted as an extinguishment and accordingly the existing facility along with deferred finance cost of $1,000,000 and unpaid finance cost of $3,000,000 as of the settlement date were derecognized and deferred payment of $2,000,000 is presented under accrued expense and other current liabilities. As a result of this extinguishment, the Company recorded $3,592,122 of loss on extinguishment of debt (including prepayment fees) in the consolidated statement of operations for the year ended December 31, 2022.

Blue Torch Loan

On November 4, 2022, we entered the Financing Agreement with Blue Torch (as administrative agent and collateral agent) to secure a commitment of $100,000,000 from lenders. Borrowings under the Financing Agreement accrue interest at a floating rate per annum equal to the adjusted Term SOFR plus 9.75% (subject to a floor set at 3.891% as of the effective date). Interest is payable quarterly and the borrowing under the financing agreement is scheduled to mature on November 4, 2026.

Under the terms of the Financing Agreement, we established a controlled account into which $46,000,000 of the proceeds of the total funded amount of the term loans were deposited. Upon the satisfaction of certain conditions (including no default or event of default existing and the Company maintaining the first lien leverage ratios specified in the financing agreement), we may request these funds to be released. Upon the occurrence and continuance of any event of default or if the Business Combination did not occur on or prior to March 31, 2023 (or such later date as may be agreed by the administrative agent in its sole discretion), then the funds could be released and applied to prepay the loans. As of December 31, 2022, the Company has withdrawn $2,000,000 out the controlled account.

The Financing Agreement is subject to certain financial covenants of leverage ratio and liquidity as specified in the Financing Agreement. As of the date hereof, the Company is in compliance with the financial covenants.

On November 4, 2022, the Company utilized $34,993,903 out of total $100,000,000 facility towards repayment of existing Deutsche Bank Facility and Harbert Facility and $15,191,125 was disbursed to one of the Company’s bank accounts for general corporate purposes, net of transaction costs.

In connection with the Financing Agreement, we also granted warrants to the lenders which are exercisable for an aggregate of 9,660 shares of the Company’s common stock at $0.001 per share. The warrants are exercisable at any time until 10 years after which the warrants would get expired. The strike price would also be adjusted for down round financing and other standard anti-dilution adjustments.

In lieu of payment for warrant at the time of exercise, it can be cashless exercised. In which case, the Company shall issue to the holder such number of fully paid and non-assessable shares as are computed using the following formula:

X = Y(A-B)/A

where:

X = the number of shares to be issued to the holder;

Y = the number of shares with respect to which warrant is being exercised;

A = the fair market value of one share; and

B = the warrant price

If shares are then traded, the fair market value of a share shall be the average of the closing price for the five trading days immediately preceding. If shares are not then traded, the fair market value of a share shall be as determined jointly by the board of directors of the Company and the holder, each acting in good faith. The fair market value in the case of an exercise in connection with an acquisition or the de-SPAC merger shall be the consideration paid per share in such acquisition or the de-SPAC merger, as applicable.

At any time on the earlier to occur of two years from the date of issuance or the occurrence of certain default and indebtedness-based triggers, each holder shall be entitled to require the Company to purchase all of its outstanding warrants at an aggregate price equal to (x) the total number of outstanding warrants by each holder, divided by (y) the aggregate number of warrants outstanding, multiplied by (z) $10 million.

On March 23, 2023, we and Blue Torch entered an amendment to the Financing Agreement pursuant to which Near is subject to additional financing and liquidity covenants. See the disclosure in the section titled “Consent and Amendment No. 2 to Blue Torch Financing Agreement” under Item 1.01 of this Current Report on Form 8-K, and “Subsequent Events” in this section below.

Common Stock Purchase Agreement

On May 18, 2022, KludeIn entered into that certain Common Stock Purchase Agreement with CFPI (the “CF Purchase Agreement”) relating to a committed equity facility. Pursuant to the CF Purchase Agreement, following the completion of the Business Combination, Near, as KludeIn’s successor, has the right from time to time at its option to sell to CFPI up to $100.0 million of New Near common stock subject to certain customary conditions and limitations set forth in the CF Purchase Agreement. We will not have the right to commence any sales of our common stock to CFPI under the CF Purchase Agreement until such time as all of the conditions to our right to commence sales (referred to as the “Commencement”) to CFPI as set forth in the CF Purchase Agreement have been satisfied. These conditions include, but are not limited to, the requirement to have a registration statement relating to our common stock declared effective by the SEC. In connection with the CF Purchase Agreement, we agreed to issue to CFPI an amount of common stock equal to $2,000,000 based on the per share price of our common stock on the date of the Commencement as consideration for its irrevocable commitment to purchase the shares of our common stock under the CF Purchase Agreement.

On March 22, 2023, KludeIn and CFPI entered into the CF Fee Agreement, in part amending the CF Purchase Agreement. See the disclosure in the section titled “Cantor Fitzgerald Omnibus Fee Amendment Agreement” under Item 1.01 of this Current Report on Form 8-K.

Convertible Preferred Stock

The characteristics of the Company’s redeemable convertible preferred shares include dividends, voting rights, the right to convert at any time to the equal number of common stock, liquidation preference, anti-dilution rights, and redemption rights.

Cash Flows

The following table summarizes Near Holdings’ cash flows for the period indicated:

	Year Ended December 31,
	2022	2021	2020
Net cash used in operating activities	$(26,743,465)	$(21,596,598)	$(11,123,546)
Net cash provided by (used in) investing activities	(2,225,682)	1,372,703	(5,278,598)
Net cash provided by financing activities	81,200,106	8,210,052	4,207,742

Cash Flows Used in Operating Activities

Net cash used in operating activities for 2022 was $26.7 million, primarily related to our net loss for the period as well as changes in our working capital accounts offset by stock-based compensation and depreciation and amortization expense. The net cash used by changes in Near’s net operating assets and liabilities of $7.5 million was primarily related to a $16.6 million increase in accounts receivable partially offset by a $9.3 million increase in accrued expenses and other current liabilities.

Net cash used in operating activities for 2021 was $21.6 million, primarily related to our net loss for the period as well as changes in our working capital accounts offset by depreciation and amortization expense. The net cash used by changes in Near’s net operating assets and liabilities of $9.5 million was primarily related to a $1.6 million increase in accounts receivable and $7.3 million decrease in accounts payable.

Net cash used in operating activities for 2020 was $11.1 million, primarily related to our net loss for the period offset changes in our working capital accounts. The net cash provided by changes in Near’s net operating assets and liabilities of $10.3 million was primarily related to an increase of accounts payable in the amount of $12.1 million.

Cash Flows Provided by (Used in) Investing Activities

Net cash used in investing activities for 2022 was $2.2 million, driven primarily by an advance to related party ($1.8 million), asset acquisition ($0.8 million) and a purchase of a promissory note ($0.7 million). This activity was offset by proceeds from the sale of short-term investments of $1.1 million.

Net cash provided by investing activities during 2021 was $1.4 million, driven by the cash acquired from acquisition of businesses, net of consideration paid, offset by purchases of investments.

Net cash used in investing activities during 2020 was $5.3 million, driven by purchases of property and equipment offset by proceeds from the sale of short-term investments.

Cash Flows Provided by Financing Activities

Net cash provided by financing activities for 2022 was $81.2 million, consisting primarily of the net proceeds from the issuance of debt of $115.3 million, offset by the repayment of debt of $35.7 million.

Net cash provided by financing activities during 2021 was $8.2 million, consisting primarily of the net proceeds and repayment debts.

Net cash provided by financing activities during 2020 was $4.2 million, consisting primarily of the net proceeds from the issuance of preferred stock of $7.0 million, offset by the repayment of debt of $3.0 million.

Contractual Obligations and Commitments

The following table summarizes Near Holdings’ contractual obligations and commitments as of December 31, 2022:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Purchase commitments(1)	$6,955	$3,309	$3,646	$—	$—
Long-term borrowings	103,833	2,783	540	100,510	—

(1)	Purchase commitments primarily include contractual commitments for the purchase of data, hosting services and software as a service arrangements.

The following table summarizes Near’s contractual obligations and commitments as of December 31, 2021:

	Payments Due by Period
	Total	Less than 1 year	1 to 3 years	3 to 5 years	After 5 years
	(in thousands)
Purchase commitments(1)	$10,550	$3,650	$6,900	$—	$—
Long-term borrowings	19,734	8,690	10,925	118	—

(1)	Purchase commitments primarily include contractual commitments for the purchase of data, hosting services and software as a service arrangements.

The commitment amounts in the tables above are associated with contracts that are enforceable and legally binding and that specify all significant terms, including fixed or minimum services to be used, fixed, minimum or variable price provisions, and the approximate timing of the actions under the contracts. The tables do not include obligations under agreements that Near can cancel without a significant penalty.

Certain of our borrowings bear a variable interest rate partially based on EURIBOR We have not implemented a hedging strategy to mitigate the interest rate risk.

The Company’s consolidated financial statements are reported in U.S. dollars which is also its functional currency. The functional currency for the Company’s subsidiaries in USA, Australia, Japan, India and France are their respective local currencies and the functional currency of the Company’s subsidiary in Singapore is U.S. dollars.

Off-Balance Sheet Arrangements

As of December 31, 2022 and 2021, Near Holdings did not have any off-balance sheet arrangements or financial partnerships, such as entities often referred to as structured finance or special purpose entities, which would have been established for the purpose of facilitating off-balance sheet arrangements or other contractually narrow or limited purposes.

Subsequent Events

Subsequent to December 31, 2022, the Company withdrew an additional $4.0 million from the Financing Agreement with Blue Torch for general corporate purposes.

As noted above, on May 18, 2022, Near Holdings, KludeIn, Merger Sub 1 and Merger Sub 2 entered into the Merger Agreement. On March 23, 2023 (the “Closing Date”), pursuant to the Merger Agreement and subject to the terms and conditions set forth therein, the parties thereto effected the Business Combination pursuant to which Merger Sub 1 merged with and into Near Holdings, with Near Holdings surviving the merger as a wholly-owned subsidiary of KludeIn, and at the time the first merger became effective, immediately following the first merger Near Holdings merged with and into Merger Sub 2, with Merger Sub 2 continuing as the surviving entity. On the Closing Date, in connection with the consummation of the Business Combination, KludeIn changed its name from KludeIn I Acquisition Corp. to Near Intelligence, Inc.

On March 21, 2023, the Board of Directors of Near Holdings approved the cancellation of 37,850 RSUs previously granted to certain employees of Near Holdings under the 2022 Employee Restricted Stock Unit Plan.

On March 23, 2023, we and Blue Torch entered an amendment to the Financing Agreement pursuant to which Near is subject to additional financing and liquidity covenants. In connection with the Consent and Amendment No. 2, Near was deemed to have paid a one-time closing fee of $2.0 million, which was added to the outstanding principal amount of the loans under the Financing Agreement. Further, if (i) as of May 20, 2023 (or such later date as Blue Torch may agree in its sole discretion), Near fails to obtain net cash proceeds of at least $20.0 million from Junior Capital raised after March 23, 2023 and the Liquidity Condition has not been satisfied on a pro forma basis, or (ii) a Specified Event of Default (as defined in the Financing Agreement) or certain other Event of Default (as defined in the Financing Agreement) under the Financing Agreement occurs, Near shall pay a deferred consent fee of $5.0 million, which would be added to the outstanding principal amount of the loans under the Financing Agreement. See the disclosure in the section titled “Consent and Amendment No. 2 to Blue Torch Financing Agreement” under Item 1.01 of this Current Report on Form 8-K.

On March 24, 2023, following the consummation of the Business Combination, our common stock and warrants began trading on Nasdaq under the symbols “NIR” and “NIRWW,” respectively.

Critical Accounting Policies and Estimates

Use of Estimates

The preparation of the consolidated financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions, which affect the reported amounts in the consolidated financial statements. Estimates are based on historical experience, where applicable, and other assumptions which management believes are reasonable under the circumstances. On an ongoing basis, the Company evaluates its estimates, including those related to the incremental borrowing rate applied in lease accounting, useful lives of property and equipment and intangible assets, the nature and timing of the satisfaction of performance obligations, allowance for credit losses on accounts receivables, fair values of investments and other financial instruments, fair value of acquired intangible assets and goodwill, share based compensation, income taxes, certain deferred tax assets and tax liabilities, and other contingent liabilities. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable. Although these estimates are inherently subject to judgment and actual results could differ from those estimates. Management believes that the estimates used in the preparation of the consolidated financial statements are reasonable.

Business Combinations

The Company accounts for its acquisition as business combination if the assets acquired and liabilities assumed in the transaction constitute a business in accordance with Accounting Standard Codification (“ASC”) Topic 805 “Business Combinations”. Such acquisitions are accounted using the acquisition method i.e., by recognizing the identifiable tangible and intangible assets acquired and liabilities assumed, and any non-controlling interest in the acquired business, measured at their acquisition date fair values.

Where the set of assets acquired and liabilities assumed doesn’t constitute a business, it is accounted for as an asset acquisition where the individual assets and liabilities are recorded at their respective relative fair values corresponding to the consideration transferred.

Goodwill

Goodwill represents the excess of the purchase price over the fair value of net assets acquired in business acquisitions accounted for using the acquisition method of accounting and is not amortized. Goodwill is measured and tested for impairment on an annual basis in accordance with ASC 350, Intangibles - Goodwill and Other, or more frequently if an event occurs or circumstances change that would more likely than not reduce the fair value of a reporting unit below its carrying amount. Such events and changes may include: significant changes in performance related to expected operating results, significant changes in asset use, significant negative industry or economic trends, and changes in our business strategy.

The Company’s test for goodwill impairment starts with a qualitative assessment to determine whether it is necessary to perform the quantitative goodwill impairment test. If qualitative factors indicate that the fair value of the reporting unit is more likely than not less than its carrying amount, then a quantitative goodwill impairment test is performed. For the purposes of impairment testing, the Company determined that it has only one reporting unit. The Company completed the annual impairment test and did not recognize any goodwill impairment charges in the years ended December 31, 2022 and 2021.

Intangible Assets

The Company amortizes intangible assets with finite lives over their estimated useful lives using a method of amortization that reflects the pattern in which the economic benefits of the intangible assets are consumed or otherwise realized and review them for impairment whenever an impairment indicator exists.

Fair Value Option

Under the Fair Value Option subsections of ASC Subtopic 825-10, Financial Instruments — overall, the Company has the irrevocable option to report most financial assets and financial liabilities at fair value on an instrument-by-instrument basis, with changes in fair value reported in earnings. Any changes in the fair value of liabilities resulting from changes in the instrument-specific credit risk would be reported in other comprehensive income.

Revenue Recognition

The Company derives revenue primarily from i) core subscription services and ii) sale of operational products. Revenue is recognized when, or as, the related performance obligation is satisfied by transferring the control of the promised service to a customer. The amount of revenue recognized reflects the consideration that the Company expects to be entitled to receive in exchange for these services.

The Company applies the following steps for revenue recognition:

(i) Identification of the contract, or contracts, with the customer

The Company considers the terms and conditions of the engagement in identifying the contracts. The Company determines a contract with a customer to exist when the contract is approved, each party’s rights regarding the services to be transferred can be identified, the payment terms for the services can be identified, it has been determined the customer has the ability and intent to pay, and the contract has commercial substance. At contract inception, the Company will evaluate whether two or more contracts should be combined and accounted for as a single contract and whether the combined or single contract includes more than one performance obligation. The Company applies judgment in determining the customer’s ability and intent to pay, which is based on a variety of factors, including the customer’s historical payment experience or, in the case of a new customer, credit, and financial information pertaining to the customer.

(ii) Identification of the performance obligations in the contract

Performance obligations promised in a contract are identified based on the services that will be transferred to the customer that are both capable of being distinct, whereby the customer can benefit from the service either on its own or together with other resources that are readily available from third parties or from the Company and are distinct in the context of the contract, whereby, in respect of core subscription services, we have combined promises for access to the data intelligence platform, the output derived from such platform coupled with, in a marketing intelligence used case, access with the related obligation to provide use of the platform to execute customers’ marketing strategies as a single performance obligation. Sale of operational products is evaluated to be a distinct performance obligation, as further explained in the section “Sale of operational products”.

(iii) Determination of the transaction price

The transaction price is determined based on the consideration to which the Company expects to be entitled in exchange for transferring services to the customer. The transaction price includes platform subscription fees based on the contracted usage of Near platform for analytics, data enrichment, data feeds as outputs from the platform and for executing customers’ marketing campaigns as well as variable consideration associated with overage fees on exceeded media execution limits as specified in respective contracts, where relevant. Variable consideration is included in the transaction price if, in the Company’s judgment, it is probable that a significant future reversal of cumulative revenue under the contract will not occur. In a marketing intelligence use case, the Company would be entitled to a platform fee even if the customer does not opt for contracted usage level of media execution committed by the Company, None of the Company’s contracts contain a significant financing component.

(iv) Allocation of the transaction price to the performance obligations in the contract

Contracts that contain multiple performance obligations require an allocation of the transaction price to each performance obligation based on each performance obligation’s relative standalone selling price (“SSP”). Contracts typically have one performance obligation of providing access to the core subscription service or access to relevant outputs from the Near Platform. On occasion, contracts include provision of certain operational products on a short term, fixed fee basis which reflect their respective SSP.

(v) Recognition of the revenue when, or as, a performance obligation is satisfied

Revenue is recognized at the time the related performance obligation is satisfied by transferring the control of the promised service to a customer. Revenue in respect of core subscription services is recognized over the contractual terms during which the customer is given access to the platform or the output from the platform. With respect to revenue from operational products, the Company recognizes revenue as services are delivered. The Company generates all its revenue from contracts with customers.

Core subscription revenue

The Company generates revenue from subscriptions to customers that enable them to access the Company’s cloud-based platform or access the output from such platform and use the data intelligence derived therein for a variety of use cases around analytics, data enrichment, marketing and operational decision-making including to access and advertise target consumer base for digital marketing and advertising. Subscription arrangements with customers do not provide the customer with the right to take possession of the Company’s software at any time. Instead, customers are granted continuous access to the platform or its specific modules/outputs over the contractual period. The underlying database of the Near platform is continuously updated based on ongoing data gathering exercise coupled with the Company’s patented algorithms running on such gathered data resulting in intelligent output available through the platform and therefore, its customers benefit from an up-to-date database on people and places relevant for the promotion of their business interests.

A time-elapsed method is used to measure progress because the Company’s obligation is to provide the customers a continuous service of access to the Company’s cloud-based platform or outputs and modules from such platform in order to execute their marketing and operational strategies over the contractual period and control is transferred evenly over the contractual period. Accordingly, the fixed consideration related to subscription service is recognized ratably over the contract term beginning on the date access to the subscription product is provisioned. Most of the customer agreements have a minimum term of one (1) year with various payment terms ranging from monthly to quarterly in arrears and in few cases, payments in advance. Also, many contracts have auto-renewal provision unless the customer decides to terminate such contract by providing an advance written notice prior to the end of the then current term. Many contracts with customers, including those entered into with the standard terms and conditions, may be terminated by Near at any time but only may be terminated by the customer either in case of a breach, or in certain cases, after a specified notice period. Typically, Near does not charge any penalties for early termination by the customer and the contracts do not entitle Near’s customers to a refund or partial refund upon cancellation of the relevant contracts. The auto renewal provisions are evaluated on a case-by-case basis but generally do not provide a material right as they do not provide a discount to the customer that is incremental to the range of discounts typically given for the same services that are sold to a similar class of customers, even when the stand-alone selling price of the services subject to the auto renewal provision is highly variable.

Sale of Operational products

The Company derives revenue from providing customized reports and other insights to customers on short term fixed fee basis. The Company recognizes such revenues from the sales of these operational products upon delivery to the customers (i.e., at a point in time basis). Refer to Note 20 of Near’s consolidated financial statements for details.

Practical expedients

The Company has utilized the practical expedient available under ASC 606, Revenue from Contracts with Customers and does not disclose the following:

(i)	Value of unsatisfied performance obligations for contracts with an original expected length of one year or less. The Company has no significant financing components in its contracts with customers.

(ii)	Amount of the transaction price allocated to the remaining performance obligations and an explanation of when the Company expects to recognize that amount as revenue.

Stock-based compensation

Stock-based compensation awards granted by the Company are considered as equity-classified stock option awards (“equity options”) and accounted for under ASC Topic 718 - Compensation - Stock Compensation. Stock-based compensation awards issued to non-employees in exchange for consulting and advisory services are accounted for in accordance with the provisions of ASU 2018-07, “Improvements to Nonemployee Share-Based Payment Accounting.” The Company recognizes and measures compensation expense for all stock-based awards based on the grant date fair value. Grant date fair value is determined under the option-pricing model (Black-Scholes Merton model). The fair value of restricted stock units (“RSUs”) is estimated based on the fair value of the Company’s common stock on the date of grant. The fair value determined at the grant date is expensed over the vesting period of the stock-based awards using the straight-line attribution method, however, the amount of compensation cost recognized at any date must at least equal the portion of the grant date fair value of the award that is vested at that date. Forfeitures are accounted for as they occur. Stock- based compensation expense is allocated to cost of revenue, product and technology, sales and marketing and general and administrative on the consolidated statements of operations based on where the associated employee’s functional department is located.

Employee benefit plans

Contributions to defined contribution plans are charged to consolidated statements of operations in the period in which services are rendered by the covered employees. Current service costs for defined benefit plans are accrued in the period to which they relate. The liability in respect of defined benefit plans is calculated annually by the Company using the projected unit credit method. Prior service cost, if any, resulting from an amendment to a plan is recognized and amortized over the remaining period of service of the covered employees. Net actuarial gains and losses are immediately recognized in the statement of operations.

The Company records annual amounts relating to its defined benefit plans based on calculations that incorporate various actuarial and other assumptions, including discount rates, mortality, future compensation increases and attrition rates. The Company reviews its assumptions on an annual basis and makes modifications to the assumptions based on current rates and trends when it is appropriate to do so. The effect of modifications to those assumptions is recorded in net periodic cost in its entirety immediately. The Company believes that the assumptions utilized in recording its obligations under its plans are reasonable based on its experience and market conditions.

Quantitative and Qualitative Disclosures about Market Risk

Near is exposed to market risks in the ordinary course of its business. Market risk represents the risk of loss that may impact Near’s financial position due to adverse changes in financial market prices and rates. Near’s market risk exposure is primarily the result of fluctuations in interest rates.

Credit Risk

Financial instruments, which subjects Near to concentrations of credit risk, consist primarily of cash, cash equivalents, and deposits. Near’s cash and cash equivalents are held at major financial institutions located in the United States of America. At times, cash account balances with any one financial institution may exceed Federal Deposit Insurance Corporation insurance limits ($250,000 per depositor per institution). Management believes the financial institutions that hold Near Holdings’ cash and cash equivalents are financially sound and, accordingly, minimal credit risk exists with respect to cash and cash equivalents.

Provision for Income Taxes

Near uses the asset-and-liability method for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between the consolidated financial statement carrying amounts and tax bases of assets and liabilities and operating loss and tax credit carryforwards and are measured using the enacted tax rates that are expected to be in effect when the differences reverse. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Valuation allowances are established when necessary to reduce deferred tax assets to an amount that, in the opinion of management, is more likely than not to be realized.

Our policy for accounting for uncertainty in income taxes requires the evaluation of tax positions taken or expected to be taken in the course of the preparation of tax returns to determine whether the tax positions are “more-likely-than-not” of being sustained by the applicable tax authority. Tax positions not deemed to meet the more-likely-than-not threshold would be recorded as a tax expense in the current year. Reevaluation of tax positions considers factors such as changes in facts or circumstances, changes in or interpretations of tax law, effectively settled issues under audit or expiration of statute of limitation and new audit activity.

Emerging Growth Company Status

In April 2012, the JOBS Act was enacted. Section 107(b) of the JOBS Act provides that an emerging growth company can take advantage of an extended transition period for complying with new or revised accounting standards. Thus, an emerging growth company can delay the adoption of certain accounting standards until those standards would otherwise apply to private companies. KludeIn initially elected, and now Near has elected to take advantage of the extended transition period to comply with new or revised accounting standards and to adopt certain of the reduced disclosure requirements available to emerging growth companies. As a result of the accounting standards election, Near will not be subject to the same implementation timeline for new or revised accounting standards as other public companies that are not emerging growth companies which may make comparison of Near’s financials to those of other public companies more difficult.

Near also intends to take advantage of some of the reduced regulatory and reporting requirements of emerging growth companies pursuant to the JOBS Act so long as it qualifies as an emerging growth company, including, but not limited to, not being required to comply with the auditor attestation requirements of Section 404(b) of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation, and exemptions from the requirements of holding non-binding advisory votes on executive compensation and golden parachute payments.

Additionally, the combined company following the Business Combination will qualify as a “smaller reporting company” as defined in Item 10(f)(1) of Regulation S-K and may take advantage of certain reduced disclosure obligations, including, among other things, providing only two years of audited financial statements.

Recent Accounting Pronouncements

In August 2020, the Financial Accounting Standards Board ("FASB") issued ASU No. 2020-06, “Debt-Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging-Contracts in Entity’s Own Equity (Subtopic 815-40): Accounting for Convertible Instruments and Contracts in an Entity’s Own Equity," which signifies the accounting for certain financial instruments with characteristics of liability and equity, including convertible instruments and contracts on an entity’s own equity. The standard reduces the number of models used to account for convertible instruments, removes certain settlement conditions that are required for equity contracts to qualify for the derivative scope exception, and requires the if-converted method for calculation of diluted earnings per share for all convertible instruments. The ASU is effective for the Company for fiscal years, and interim periods within those fiscal years, beginning on or after December 15, 2021. The adoption of ASU 2020-06 did not have a material impact on the Company’s consolidated financial statements.

In September 2022, the FASB issued ASU No. 2022-04 – Liabilities—Supplier Finance Programs (Subtopic 405-50): Disclosure of Supplier Finance Program Obligations which is intended to enhance the transparency surrounding the use of supplier finance programs. The guidance requires companies that use supplier finance programs to make annual disclosures about the program’s key terms, the balance sheet presentation of related amounts, the confirmed amount outstanding at the end of the period and associated rollforward information. Only the amount outstanding at the end of the period must be disclosed in interim periods. The guidance does not affect the recognition, measurement or financial statement presentation of supplier finance program obligations. The guidance becomes effective for fiscal years beginning after December 15, 2022, including interim periods within those fiscal years, except for the rollforward information, which is effective for fiscal years beginning after December 15, 2023. The Company does not have any supplier finance programs and does not believe the impact of updating this accounting standard update will be material to the consolidated financial statements.

In March 2020, the FASB issued authoritative guidance to provide optional relief for companies preparing for the discontinuation of interest rates such as the London Interbank Offered Rate (“LIBOR”) and applies to lease and other contracts, hedging instruments, held-to-maturity debt securities and debt arrangements that reference LIBOR or another rate that is expected to be discontinued as a result of reference rate reform. In January 2021, the FASB issued authoritative guidance that makes amendments to the new rules on accounting for reference rate reform. The amendments clarify that for all derivative instruments affected by the changes to interest rates used for discounting, margining or contract price alignment, regardless of whether they reference LIBOR or another rate expected to be discontinued as a result of reference rate reform, an entity may apply certain practical expedients in ASC 848. In December 2022, the FASB issued authoritative guidance to defer the sunset date of ASC 848 from December 31, 2022 to December 31, 2024. The Company is currently evaluating the potential impact of modifying treasury related arrangements and applying the relevant ASC 848 optional practical expedients, as needed. For existing lease, debt arrangements and other contracts, the Company does not expect any qualifying contract modifications related to reference rate reform and therefore does not expect that the optional guidance in ASC 848 will need to be applied through December 31, 2024. The Company will continue to monitor new contracts that could potentially be eligible for contract modification relief through December 31, 2024.

In October 2021, the FASB issued ASU No. 2021-08, Accounting for Contract Assets and Contract Liabilities from Contracts with Customers (Topic 805). This ASU requires an acquirer in a business combination to recognize and measure contract assets and contract liabilities (deferred revenue) from acquired contracts using the revenue recognition guidance in Topic 606. At the acquisition date, the acquirer applies the revenue model as if it had originated the acquired contracts. For the Company, the new guidance is effective for fiscal years beginning after December 15, 2023, including interim periods within those fiscal years. Adoption of the ASU should be applied prospectively. Early adoption is also permitted, including adoption in an interim period. The Company is currently evaluating the impact of this accounting standard update on its consolidated financial statements.

Security Ownership of Certain Beneficial Owners and Management

The following table sets forth information regarding the beneficial ownership of shares of Near Common Stock of upon the consummation of the Business Combination by:

●	each person known by Near to be the beneficial owner of more than 5% of the Near Common Stock of the Company upon the consummation of the Business Combination;

●	each of the Company’s current named executive officers and directors; and

●	all executive officers and directors of the Company, as a group, upon the consummation of the Business Combination.

Beneficial ownership is determined according to the rules of the SEC, which generally provide that a person has beneficial ownership of a security if he, she, or it possesses sole or shared voting or investment power over that security, including options and warrants that are currently exercisable or exercisable within 60 days. The applicable percentage ownership shown below is based on 46,383,143 shares of Near Common Stock issued and outstanding immediately upon the consummation of the Business Combination.

Unless otherwise indicated, the Company believes that all persons named in the table have sole voting and investment power with respect to all shares of common stock of the Company beneficially owned by them.

Name of Beneficial Owner	Number of Shares of Near Common Stock Beneficially Owned	% of Ownership
Five Percent Holders
Cecil Capital Pte. Ltd.(1)	5,079,301	11.0%
Sequoia Capital India III Ltd.(2)	5,852,099	12.6%
CMDB II(3)	5,852,099	12.6%
Telstra Ventures Fund II, LP(4)	2,657,700	5.7%
GPC NIV Ltd.(5)	9,204,968	19.8%
UM Legacy LLC(6)	7,120,714	15.4%
KludeIn Prime LLC(7)	9,200,000	17.8%
Directors and Named Executive Officers
Anil Mathews(1)	5,079,301	11.0%
Ronald Steger	-	*
Kathryn Petralia	-	*
Mark N. Greene	-	*
Mini Krishnamoorthy(7)	9,200,000	17.8%
Shobhit Shukla(8)	1,550,310	3.3%
Rahul Agarwal(9)	1,033,540	2.2%
All Directors and Executive Officers of the Company as a Group (9 persons)	16,863,151	30.3%

*	Less than one percent.

(1)	Anil Mathews has voting and investment discretion with respect to the Near Common Stock held of record by Cecil Capital Pte. Ltd., and may be deemed to have beneficial ownership of the Near Common Stock held directly by Cecil Capital Pte. Ltd. The address of the principal business office of Cecil Capital Pte. Ltd. is 160 Robinson Road, #20-03 SBF Center, Singapore 068914.

(2)	Sequoia Capital India Management III Ltd is the management entity and provides non-binding investment advice to Sequoia Capital India III Ltd. The investment decisions are taken by the board of directors of Sequoia Capital India III Ltd. Accordingly, the voting and dispositive power with respect to the shares held by Sequoia Capital India III Ltd are exercised by the board of directors of Sequoia Capital India III Ltd. The address for Sequoia Capital India III Ltd is International Proximity, Fifth Floor, Ebene Esplanade, 24 Bank Street, CyberCity, Ebene, Republic of Mauritius.

(3)	J.P. Morgan Investment Management Inc. has voting and investment discretion with respect to the Near Common Stock held of record by CMDB II, and may be deemed to have beneficial ownership of the Near Common Stock held directly by CMDB II. The address of the principal business office of CMDB II is 14 Appeld Court Hillsdale, NJ 07462.

(4)	T Ventures Fund II GP Ltd. has voting and investment discretion with respect to the Near Common Stock held of record by Telstra Ventures Fund II, L.P., and may be deemed to have beneficial ownership of the Near Common Stock held directly by Telstra Ventures Fund II, L.P. The business address of Telstra Ventures Fund II, L.P. is North Suite 2, Town Mills, Rue du Pre, St. Peter Port, Guernsey GY1 1LT, Channel Islands.

(5)	GPC NIV Ltd. has voting and investment discretion with respect to the Near Common Stock held of record by Greater Pacific Capital Private Investing India LP, and may be deemed to have beneficial ownership of the Near Common Stock held directly by Greater Pacific Capital Private Investing India LP. The business address of GPC NIV Ltd is PO Box 309, Ugland House, George Town Grand Cayman, KY1-1104, Cayman Islands.

(6)	The address of the principal business office of UM Legacy LLC is 130 West, Union Street, Pasadena, CA 91103. The power to vote or dispose of securities issued by the Company and held by UM Legacy LLC (“UML”) is shared by individual managers of the UML Board of Managers, none of whom has veto power. Under the terms of the Limited Liability Company Agreement of UML, its Board of Managers is comprised of five Managers. As of July 25, 2022, three of the five seats are filled by Tom McGovern, Tige Savage, and John H. Wyant. Of the two remaining seats, Accel X L.P., may appoint a Manager but has not elected to do so while the remaining seat shall be elected by, and may only be removed without cause by, the unanimous affirmative vote or written consent of the other managers then serving on UML’s Board of Managers. Messrs. McGovern, Savage and Wyant disclaim any beneficial ownership of the securities issued by the Company.

(7)	Includes warrants exercisable into 5,200,000 shares of Near Common Stock within 60 days. KludeIn Prime LLC (the “Sponsor”) is the record holder of such warrants and shares. Messrs. Narayan Ramachandran and Sriram Raghavan are the managing members of the Sponsor and may be deemed the beneficial owners of the shares and warrants held by the Sponsor. Ms. Krishnamoorthy’s spouse, Mr. Raghavan, is a managing member of the Sponsor, and as such, has shared voting and investment discretion with respect to the Near Common Stock and warrants held by the Sponsor. Each of Ms. Krishnamoorthy holds a direct or indirect interest in the Sponsor and may be deemed to have shared beneficial ownership of the Near Common Stock and warrants held directly by the Sponsor. Ms. Krishnamoorthy and Messrs. Raghavan and Ramachandran disclaims any beneficial ownership of the shares and warrants other than to the extent of any pecuniary interest he or she may have therein, directly or indirectly.

(8)	Shobhit Shukla has voting and investment discretion with respect to the 1,550,310 shares of Near Common Stock held of record by Godspeed Investments Pte. Ltd., and may be deemed to have beneficial ownership of the Near Common Stock held directly by Godspeed Investments Pte. Ltd. The address of the principal business office of Godspeed Investments Pte. Ltd. is 160 Robinson Road, #20-03 SBF Center, Singapore 068914.

(9)	Rahul Agarwal has voting and investment discretion with respect to the 1,033,540 shares of Near Common Stock held of record by Oriental Investment Advisors Pte. Ltd., and may be deemed to have beneficial ownership of the Near Common Stock held directly by Oriental Investment Advisors Pte. Ltd. The address of the principal business office of Oriental Investment Advisors Pte. Ltd. is 160 Robinson Road, #20-03 SBF Center, Singapore 068914.

Directors and Executive Officers

The Company’s directors and executive officers after the closing of the Business Combination (the “Closing”) are described in the Definitive Proxy Statement in the section titled “Management of Near following the Business Combination” and is incorporated herein by reference.

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K concerning the biographical information of Jay Angelo.

Executive Compensation

The executive compensation of the Company’s executive officers and directors is described in the Definitive Proxy Statement in the section titled “Management of Near following the Business Combination” and is incorporated herein by reference.

Certain Relationships and Related Transactions, and Director Independence

The certain relationships and related party transactions of the Company are described in the Definitive Proxy Statement in the section titled “Certain Relationships and Related Person Transactions” and are incorporated herein by reference. Director independence is described in the Definitive Proxy Statement in the section titled “Management of Near following the Business Combination” and that information is incorporated herein by reference.

Effective on the Closing Date, the Board of Directors of the Company adopted the listing standards of The Nasdaq Stock Market LLC (“Nasdaq”) to assess director independence. The Board of Directors has determined that each of the Company’s directors, other than Anil Mathews, qualifies as “independent” under the listing requirements of Nasdaq.

Legal Proceedings

From time to time, the Company may be subject to various legal proceedings, investigations, or claims that arise in the ordinary course of our business activities. As of the date of this filing, the Company is not currently a party to any litigation, investigation, or claim the outcome of which, if determined adversely to it, would individually or in the aggregate be reasonably expected to have a material adverse effect on the Company’s business, financial position, results of operations, or cash flows or which otherwise is required to be disclosed under Item 103 of Regulation S-K under the Securities Act of 1933, as amended (the “Securities Act”).

Market Price of and Dividends on the Registrant’s Common Equity and Related Stockholder Matters

The Near Common Stock and Near warrants began trading on Nasdaq under the symbols “NIR” and “NIRWW,” respectively, on March 24, 2023, subject to ongoing review of the Company’s satisfaction of all listing criteria post-Business Combination.

As of March 24, 2023, 46,383,143 shares of Near Common Stock were issued and outstanding, held of record by 219 holders.

The Company has not paid any cash dividends on shares of its common stock to date and does not intend to pay cash dividends. The payment of cash dividends in the future will be dependent upon the Company’s revenues and earnings, if any, capital requirements, lenders consenting to current or future dividend payments and the Company’s general financial condition. The payment of any cash dividends will be within the discretion of the Company’s Board of Directors. It is the present intention of the Company’s Board of Directors to retain all earnings, if any, for use in the Company’s business operations.

Information regarding KludeIn’s common stock, units and warrants and related stockholder matters are described in the Definitive Proxy Statement in the section titled “Description of New Near’s Securities” and such information is incorporated herein by reference.

Recent Sales of Unregistered Securities

Reference is made to the disclosure set forth under Item 3.02 of this Current Report on Form 8-K concerning the issuance of restricted stock units (“RSUs”).

Description of Registrant’s Securities

The description of the Company’s securities is contained in the Definitive Proxy Statement in the section titled “Description of New Near’s Securities” and is incorporated herein by reference.

Indemnification of Directors and Officers

Reference is made to the disclosure set forth under Item 5.02 of this Current Report on Form 8-K concerning indemnification agreements entered into with each of the Company’s directors and executive officers.

Further information about the indemnification of the Company’s directors and officers is set forth in the Definitive Proxy Statement “Description of New Near’s Securities—Limitations on Liability and Indemnification of Directors and Officers”, and such information is incorporated herein by reference

Financial Statements and Supplementary Data

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial statements and supplementary data of Near and KludeIn.

Financial Statements and Exhibits

Reference is made to the disclosure set forth under Item 9.01 of this Current Report on Form 8-K concerning the financial information of Near and KludeIn.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The description of the Company’s direct financial obligations is contained in the Definitive Proxy Statement in the section titled “Management’s Discussion and Analysis of Financial Condition and Results of Operation of Near —Borrowings” and is incorporated herein by reference.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K concerning the Consent and Amendment No. 2, which is incorporated by reference into this Item 2.03.

Item 3.02. Unregistered Sales of Equity Securities.

On March 27, 2023, pursuant to the Director Compensation Policy (as defined below), Near issued an aggregate of 199,796 RSUs under the Equity Incentive Plan to its non-employee directors. Specifically, Near issued 46,184 RSUs to each non-employee director as compensation for his or her service on the Board of Directors and15,060 RSUs to each chair of a committee of the Board of Directors. The RSUs were issued pursuant to the exemption from registration under Section 4(a)(2) of the Securities Act.

Reference is made to the disclosure set forth under Item 1.01 of this Current Report on Form 8-K concerning the Waiver and Warrant Assumption Agreements, which is incorporated by reference into this Item 3.02.

Item 3.03. Material Modification to Rights of Security Holders.

The information set forth in Item 5.03 to this Current Report on Form 8-K is incorporated by reference into this Item 3.03.

Item 4.01. Changes in Registrant’s Certifying Accountants.

On March 23, 2023, the Audit Committee of the Company’s Board of Directors approved the engagement of UHY LLP (“UHY”) as the Company’s independent registered public accounting firm to audit the Company’s consolidated financial statements effective immediately following the closing of the Business Combination. UHY served as the independent registered public accounting firm of Near Holdings prior to the Business Combination. Accordingly, Marcum LLP (“Marcum”), KludeIn’s independent registered public accounting firm prior to the Business Combination, was informed on the Closing Date that it was dismissed and replaced by UHY as the Company’s independent registered public accounting firm.

Marcum’s report on KludeIn’s financial statements as of December 31, 2022 and 2021 and for the period from September 24, 2020 (inception) through December 31, 2020, and the related notes to the financial statements (collectively, the “financial statements”), did not contain any adverse opinion or disclaimer of opinion, nor were they qualified or modified as to uncertainty, audit scope or accounting principles, except that such report included an explanatory paragraph as to KludeIn’s ability to continue as a going concern.

During the fiscal years ended December 31, 2022 and December 31, 2021, and the subsequent interim period through March 23, 2023, there were no: (i) disagreements with Marcum on any matter of accounting principles or practices, financial statement disclosures or audit scope or procedures, which disagreements if not resolved to Marcum’s satisfaction would have caused Marcum to make reference to the subject matter of the disagreement in connection with its report or (ii) reportable events as defined in Item 304(a)(1)(v) of Regulation S-K, except for the material weakness in KludeIn’s internal control over financial reporting related to the accounting for complex instruments, described in the Annual Report on Form 10-K for the year ended December 31, 2022.

The Company has provided Marcum with a copy of the disclosures made by the Company in response to this Item 4.01 and has requested that Marcum furnish the Company with a letter addressed to the SEC stating whether it agrees with the statements made by the Company in response to this Item 4.01 and, if not, stating the respects in which it does not agree. A letter from Marcum is attached hereto as Exhibit 16.1.

During the fiscal years ended December 31, 2022 and December 31, 2021, and the subsequent interim period through March 23, 2023, the Company did not consult UHY with respect to either (i) the application of accounting principles to a specified transaction, either completed or proposed; or the type of audit opinion that might be rendered on the Company’s financial statements, and no written report or oral advice was provided to the Company by UHY that UHY concluded was an important factor considered by the Company in reaching a decision as to the accounting, auditing or financial reporting issue; or (ii) any matter that was either the subject of a disagreement, as that term is described in Item 304(a)(1)(iv) of Regulation S-K and the related instructions to Item 304 of Regulation S-K, or a reportable event, as that term is defined in Item 304(a)(1)(v) of Regulation S-K.

Item 5.01. Changes in Control of Registrant.

Reference is made to the disclosure in the Definitive Proxy Statement in the section titled “Proposal No. 2— The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the information contained in the “Introductory Note” to this Current Report on Form 8-K, which is incorporated herein by reference.

Immediately after giving effect to the Business Combination, there were 46,383,143 shares of Near Common Stock outstanding. As a result of the consummation of the Business Combination, a change of control of KludeIn has occurred, as the stockholders of KludeIn as of immediately prior to the Closing held 9.2% of the outstanding shares of Near Common Stock immediately following the consummation of the Business Combination.

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors and Officers

Effective as of the Closing Date, the Near Board of Directors (the “Near Board”) consists of five (5) individuals, divided into three classes. Ronald Steger and Kathryn T. Petralia were made Class I directors, Mini Krishnamoorthy and Mark N. Greene were made Class II directors, and Anil Mathews was made a Class III director.

The following persons are serving as executive officers and directors of the Company effective as of the Closing Date, with each of the directors having been elected by the KludeIn stockholders and each of the executive officers having been appointed by the Near Board, effective as of the Closing Date. For biographical information concerning the executive officers and directors and compensatory information regarding the named executive officers, see the disclosure in the Definitive Proxy Statement in the sections titled “Management of New Near Following the Business Combination” and “Executive Compensation of Near,” which are incorporated herein by reference. Biographical information for Mr. Angelo is set forth below the table.

Name	Age	Position
Executive Officers
Anil Mathews	48	Chief Executive Officer and Chairman of the Board
Shobhit Shukla	39	President
Rahul Agarwal	38	Chief Financial Officer
Gladys Kong	52	Chief Operating Officer and Secretary
Jay Angelo	52	General Counsel
Non-Employee Directors
Mark N. Greene	68	Director
Mini Krishnamoorthy	43	Director
Kathryn T. Petralia	52	Director
Ronald Steger	69	Director

Jay Angelo. Mr. Angelo joined Near in June 2022 as its General Counsel. Prior to joining Near, he served in a strategy and external engagement role in Apple’s (NASDAQ: AAPL) legal operations organization from September 2019 to June 2022. From 2009-2019, he was with Smiths Group plc (LSE: SMIN.L) as a General Counsel of two different operating divisions during that period, and also served in additional Smiths-wide senior legal leadership roles as head of litigation and head of intellectual property / innovation. Prior to Smiths, Mr. Angelo held senior legal positions with three other listed companies, including a $1B sales enterprise software company where he led the commercial legal organization and managed 45 staff. Jay began his career as a lawyer at the firm Willkie Farr & Gallagher. Mr. Angelo holds a B.A. degree in Government with a minor in Economics from Georgetown University, and a J.D. from George Washington University Law School. New Near believes that Mr. Angelo’s experience as a senior executive and technology lawyer at multiple publicly-traded technology organizations qualifies him to serve as General Counsel of New Near.

The information set forth in the sections titled “Directors and Executive Officers,” “Executive Compensation” and “Certain Relationships and Related Transactions, and Director Independence” in Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

2023 Equity Incentive Plan

The information set forth in the section titled “2023 Equity Incentive Plan” in Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Indemnification Agreements for Company Directors and Officers

The information set forth in the section titled “Indemnification Agreements” of Item 1.01 of this Current Report on Form 8-K is incorporated herein by reference.

Further information about the indemnification of the Company’s directors and officers is set forth in the Definitive Proxy Statement “Description of New Near’s Securities—Limitations on Liability and Indemnification of Directors and Officers” and is incorporated herein by reference.

Cancellation of RSUs

On March 21, 2023, the Near Holdings Board of Directors cancelled an aggregate of 37,850 RSUs originally granted under the Near Intelligence Holdings Inc. 2022 Employee Restricted Stock Unit Plan, consisting of (i) 12,000 RSUs held by Anil Mathews, (ii) 8,000 RSUs held by Shobhit Shukla, (iii) 6,000 RSUs held by Rahul Agarwal, (iv) 2,650 RSUs held by Gladys Kong, and (v) 9,200 RSUs held by non-executive employees. The foregoing amounts represent the number of RSUs prior to application of the conversion ratio. The RSUs were cancelled for no consideration.

Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year

Amended and Restated Certificate of Incorporation

On the Closing Date, KludeIn’s amended and restated certificate of incorporation was further amended and restated to, among other changes:

(a)	increase the total number of authorized shares of all classes of capital stock to 350,000,000 shares, par value of $0.0001 per share, consisting of (a) 300,000,000 shares of Near Common Stock and (b) 50,000,000 shares of preferred stock;

(b)	provide that, any vote to increase or decrease the number of authorized shares of any class or classes of stock (but not below the number of shares then outstanding) requires the affirmative vote of the holders of all the then-outstanding shares of capital stock of Near entitled to vote thereon, voting together as a single class, irrespective of the provisions of Section 242(b)(2) of the DGCL;

(c)	require an affirmative vote of the Near Board or the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class, for the adoption, amendment, or repeal of any provision of the Bylaws (as defined below) (in addition to any vote of the holders of any class or series of stock if required by applicable law); provided, however, that if the Near Board has approved such adoption, then only the affirmative vote of the holders of at least a majority of the voting power of all then-outstanding shares of Near’s capital stock entitled to vote generally in the election of directors, voting together as a single class, shall be required to adopt, amend or repeal any provision of the Bylaws (as defined below); and

(d)	provide that any amendment to certain provisions of the amended and restated certificate of incorporation will require the approval of the holders of at least 66 2∕3% of the voting power of Near’s then-outstanding shares of capital stock entitled to vote generally in an election of directors, voting together as a single class.

As previously reported in the Current Report on Form 8-K filed with the SEC on March 21, 2023, the KludeIn stockholders approved the adoption of the amended and restated certificate of incorporation at the Special Meeting. This summary is qualified in its entirety by reference to the full text of the amended and restated certificate of incorporation, a copy of which is filed as Exhibit 3.1 to this Current Report on Form 8-K and incorporated herein by reference.

Amended and Restated Bylaws

In connection with the consummation of the Business Combination, the Company’s bylaws were amended and restated as of the Closing Date (the “Bylaws”) to provide for advance notice for nominations of directors by stockholders and for stockholders to include matters to be considered at Near’s annual meetings, certain limitations on convening special stockholder meetings, limiting the ability of stockholders to act by written consent, and the Near Board has the express authority to make, alter or appeal the Bylaws. This summary is qualified in its entirety by reference to the full text of the amended and restated bylaws of the Company, a copy of which is filed as Exhibit 3.2 to this Current Report on Form 8-K and incorporated herein by reference.

Item 5.05. Amendments to the Registrant’s Code of Ethics, or Waiver of a Provision of the Code of Ethics.

In connection with the Business Combination, on March 23, 2023, the Near Board approved and adopted a new Code of Ethics and Business Conduct (the “Code of Ethics”) applicable to all employees, officers, and directors of the Company, including its Chief Executive Officer, Chief Financial Officer and other executive and senior financial officers.

The newly adopted Code of Ethics did not result in any explicit or implicit waiver of any provision of KludeIn’s code of ethics in effect prior to the adoption of the Code of Ethics. The summary and the foregoing description of the Code of Ethics are qualified in their entirety by reference to the text of the Code of Ethics, a copy of which is filed as Exhibit 14.1 to this Current Report on Form 8-K and incorporated herein by reference.

A copy of the Code of Ethics can be found in the Investors section of the Company’s website at www.investors.near.com. The information on the Company’s website is not incorporated by reference in, and does not form a part of, this Current Report on Form 8-K.

Item 5.06. Change in Shell Company Status.

As a result of the Business Combination, the Company ceased being a shell company. Reference is made to the disclosure in the Definitive Proxy Statement in the section titled “Proposal No. 2— The Business Combination Proposal,” which is incorporated herein by reference. Further reference is made to the information contained in Item 2.01 of this Current Report on Form 8-K.

Item 7.01. Regulation FD Disclosure.

On the Closing Date, the Company issued a press release announcing the consummation of the Business Combination. A copy of the press release is furnished as Exhibit 99.4 to this Current Report on Form 8-K and incorporated by reference herein.

The information in this Item 7.01, including Exhibit 99.4, is furnished and shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or otherwise subject to liabilities under that section, and shall not be deemed to be incorporated by reference in any filing under the Securities Act, or the Exchange Act, regardless of any general incorporation language in any such filing.

Item 8.01. Other Events.

As a result of the Business Combination and by operation of Rule 12g-3(a) promulgated under the Exchange Act, Near is a successor issuer to KludeIn. Near hereby reports this succession in accordance with Rule 12g-3(f) under the Exchange Act.

On March 27, 2023, the Near Board adopted a Non-Employee Director Compensation Policy (the “Director Compensation Policy”), which provides for (i) an annual cash retainer of $120,000 for service as a director, payable in cash in twelve monthly installments of $10,000 for each complete calendar month, (ii) an award under the Equity Incentive Plan of RSUs with an aggregate fair market value of $230,000 (the “Initial Annual Award”) for each non-employee director who serves on the Near Board from March 24, 2023 through the Company’s 2024 annual meeting of stockholders (such period referred to as the “Initial Period”), (iii) an annual award under the Equity Incentive Plan of RSUs with an aggregate fair market value of $130,000 (the “Regular Annual Award”) for each non-employee director who serves on the Board for any year after the Initial Period, to be granted on the date of each annual meeting of the Company’s stockholders and (iv) an award under the Equity Incentive Plan of RSUs with an aggregate fair market value of $25,000 (the “Committee Chair Award” and, collectively with the Initial Annual Award and the Regular Annual Award, the “Director Awards”) for each non-employee director who serves as chairperson of a Near Board committee, to be granted on the date of appointment to such chairperson role and thereafter on the date of each annual meeting of the Company’s stockholders, provided that no non-employee director shall receive more than one Committee Chair Award in any 12-month period. The number of RSUs granted for each of the Director Awards will be determined based on the closing price of the Near Common Stock on the date of grant, but rounded down to the nearest whole share to avoid the issuance of fractional shares. The Director Awards will vest in full on the one-year anniversary of the date of grant, subject to the applicable non-employee director’s continued service on the Near Board through such vesting date. Any unvested Director Award will, in the Near Board’s discretion, be forfeited in the event that the non-employee director’s service on the Near Board terminates prior to the vesting date, unless (x) such non-employee director resigns concurrently with the annual meeting of stockholders immediately prior to the scheduled vesting date, (y) such annual meeting is held not more than thirty (30) days prior to the scheduled vesting date and (z) the resigning non-employee director continues to serve on the Near Board through the date of such annual meeting. Furthermore, if, prior to the applicable vesting date, a committee chairperson resigns from the chairperson role for which such Committee Chair Award was granted, the Near Board may, in its discretion, require the committee chairperson to forfeit a prorated portion of such Committee Chair Award based on length of service in such chairperson role during the applicable vesting period. The Near Board may, in its discretion, determine to grant prorated Committee Chair Awards in the event of committee chairperson changes occurring other than on the date of an annual meeting of stockholders.

All directors are also entitled to reimbursement for their reasonable out-of-pocket expenditures incurred in connection with their service.

Item 9.01 Financial Statements and Exhibits.

(a)-(b) Financial Statements.

The Audited Financial Statements of KludeIn Acquisition I Corp. as at and for the year ended December 31, 2022 and 2021 and the related notes are included in the Annual Report on Form 10-K of KludeIn Acquisition I Corp., filed with the SEC on March 17, 2023, and are incorporated herein by reference.

Filed as Exhibit 99.1 to this Current Report on Form 8-K are the Audited Financial Statements of Near Pte. Ltd. as at and for the year ended December 31, 2021 and 2020.

Filed as Exhibit 99.2 to this Current Report on Form 8-K are the Audited Financial Statements of Near Intelligence Holdings Inc. as at and for the year ended December 31, 2022 and 2021.

Filed as Exhibit 99.3 to this Current Report on Form 8-K are the Unaudited Pro Forma Condensed Combined Financial Statements of Near Intelligence, Inc. as of December 31, 2022 and for the year ended December 31, 2022.

(d) Exhibits.

Exhibit	Description
2.1*** †	Agreement and Plan of Merger, dated as of May 18, 2022, by and among KludeIn I Acquisition Corp., Paas Merger Sub 1 Inc., Paas Merger Sub 2 LLC and Near Intelligence Holdings Inc., incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 19, 2022.
2.2***	Amendment to Agreement and Plan of Merger, by and among KludeIn I Acquisition Corp. and Near Intelligence Holdings Inc., dated as of November 3, 2022, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on November 9, 2022.
2.3***	Amendment No. 2 to Agreement and Plan of Merger, by and among KludeIn I Acquisition Corp. and Near Intelligence Holdings Inc., dated as of December 23, 2022, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on December 27, 2022.
2.4***	Amendment No. 3 to Agreement and Plan of Merger, by and among KludeIn I Acquisition Corp. and Near Intelligence Holdings Inc., dated as of January 13, 2022, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 17, 2023.
3.1*	Certificate of Incorporation of Near Intelligence, Inc., dated as of March 23, 2023.
3.2*	Amended and Restated Bylaws of Near Intelligence, Inc., dated as of March 23, 2023
4.2***

Warrant Agreement, dated January 6, 2021, by and between the Company and Continental Stock Transfer & Trust Company, as warrant agent, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2021.

10.1***	Registration Rights Agreement, dated January 6, 2021, by and among the Company and certain security holders, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on January 12, 2021.
10.2***	Registration Rights Agreement, dated as of May 18, 2022, by and between KludeIn I Acquisition Corp. and CF Principal Investments LLC, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 19, 2022.
10.3*	Amended and Restated Registration Rights Agreement by and among Near Intelligence, Inc., KludeIn Prime LLC, and certain security holders of Near Intelligence Holdings Inc., dated as of March 23, 2023.
10.4*	Notice of Waiver by KludeIn I Acquistiion Corp., dated March 21, 2023.
10.5*	Warrant Assumption Agreement by and between Near Intelligence, Inc. and Harbert European Specialty Lending Company II, S.À.R.L., dated March 28, 2023.
10.6*	Waiver and Warrant Assumption Agreement by and between Near Intelligence, Inc. and Harbert European Specialty Lending Company II, S.À.R.L., dated March 28, 2023.
10.7*	Waiver and Warrant Assumption Agreement by and between Near Intelligence, Inc. and each of the Blue Torch investment funds set forth on Schedule I, dated March 27, 2023.
10.8*	Form of Indemnification Agreement.
10.9*	Near Intelligence, Inc. 2023 Equity Incentive Plan.
10.10***	Contract for the Provision of Services, dated as of February 22, 2022, between Intermarche Alimentaire International and Near Intelligence, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
10.11*^	Contract for the Provision of Services, dated as of February 17, 2023, between Intermarché Alimentaire International and Near Intelligence SAS.
10.12*^	Near Platform Usage Agreement by and between Near North America Inc. and MobileFuse, LLC, dated January 1, 2023.
10.13***	Financing Agreement, dated as of November 4, 2022, by and among Near Intelligence Holdings Inc., the Guarantors, the Lenders, and Blue Torch Finance LLC, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
10.14***	Consent and Amendment No. 1 to Financing Agreement dated as of December 27, 2022, by and among Near Intelligence Holdings Inc., the Guarantors party thereto, the Required Lenders party thereto and Blue Torch Finance LLC, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
10.15*	Consent and Amendment No. 2 to Financing Agreement dated as of March 23, 2023, by and among Near Intelligence Holdings Inc., the Guarantors party thereto, the Required Lenders party thereto and Blue Torch Finance LLC, dated March 23, 2023.

10.16***	Common Stock Purchase Agreement, dated as of May 18, 2022, by and between KludeIn I Acquisition Corp. and CF Principal Investments LLC, incorporated herein by reference to the Registrant’s Current Report on Form 8-K filed on May 19, 2022.
10.17*	Omnibus Fee Amendment Agreement by and between KludeIn I Acquisition Corp. and Near Intelligence Holdings Inc, and Cantor Fitzgerald & Co. and CF Principal Investments LLC, dated March 22, 2023.
10.18*	Letter Agreement by and between BTIG, LLC and KludeIn I Acquisition Corp., dated March 22, 2023.
10.19*	Form of Restricted Stock Unit Award Agreement (Non-Employee Director Form).
10.20*	Form of Restricted Stock Unit Award Agreement (Committee Chair Form).
10.21***	Sub-sublease Agreement dated as of June 14, 2021, by and between CIT Bank, N.A. and UberMedia, Inc, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
10.22***	Binding Letter of Intent to Lease, dated as of May 22, 2019, by and between Incubex Business Consulting Services Private Limited and Near India Private Limited, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
10.23***	Exclusive Workspace License Agreement dated as of February 15, 2022, by and between the Executive Centre Singapore Pte Ltd and Near Intelligence PTE LTD., incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023
10.24***	WeWork Membership Agreement dated as of May 1, 2022, by and between 64 York Street Pty Ltd and Near, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
10.25***	Commercial Lease Agreement, dated as of July 20, 2022, by and between SCI CIPAV RC and Near, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
14.1*	Code of Ethics and Business Conduct of Near Intelligence, Inc., dated as of March 23, 2023.
16.1*	Letter of Marcum LLP Regarding Change in Certifying Accountant.
21.1*	List of Subsidiaries.
99.1***	Audited Financial Statements of Near Pte. Ltd. as at and for the year ended December 31, 2021 and 2020, incorporated herein by reference to the Registrant’s Form S-4/A filed on February 3, 2023.
99.2*	Audited Financial Statements of Near Intelligence Holdings Inc. as at and for the year ended December 31, 2022 and 2021.
99.3*	Unaudited Pro Forma Condensed Combined Financial Statements of Near Intelligence, Inc. as of December 31, 2022 and for the year ended December 31, 2022.
99.4*	Press Release, dated March 23, 2023.
104*	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*	Filed herewith.

***	Previously Filed.

†	Schedules and similar attachments to this Exhibit have been omitted pursuant to Item 601(a)(5) of Regulation S-K. The Company agrees to furnish supplementally a copy of such omitted materials to the SEC upon request.

^	Portions of this exhibit have been omitted in accordance with Item 601(b)(2) or 601(b)(10) of Regulation S-K. The omitted information is not material and would likely cause competitive harm to the registrant if publicly disclosed.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Near Intelligence, Inc.

Dated: March 28, 2023	By:	/s/ Anil Mathews
	Name:	Anil Mathews
	Title:	Chief Executive Officer